Exhibit 4.29

LIMITED LIABILITY PARTNERSHIP

CONFORMED COPY

US$250,000,000

FACILITY AGREEMENT

Dated 3 MARCH 2006

for

OROGEN HOLDING (BVI) LIMITED

arranged by

BARCLAYS CAPITAL

AND

J.P. MORGAN PLC

with

J.P. MORGAN EUROPE LIMITED

acting as Agent

DUAL CURRENCY TERM FACILITY AGREEMENT

THIS AGREEMENT is dated 3 March 2006 and made between:

(1)                            GOLD FIELDS LIMITED (the “Parent”);

(2)                            OROGEN HOLDING (BVI) LIMITED (the “Original Borrower”);

(3)                            THE SUBSIDIARIES of the Parent listed in Part I of Schedule 1 (The Original Parties) as original guarantors (together with the Parent, the “Original Guarantors”);

(4)                            BARCLAYS CAPITAL and J.P. MORGAN PLC as mandated lead arranger(s) (whether acting individually or together the “Arranger”);

(5)                            THE FINANCIAL INSTITUTIONS listed in Part II of Schedule 1 (The Original Parties) as lenders (the “Original Lenders”); and

(6)                            J.P. MORGAN EUROPE LIMITED as agent of the other Finance Parties (the “Agent”).

IT IS AGREED as follows:

SECTION 1
INTERPRETATION

1.                                 DEFINITIONS AND INTERPRETATION

1.1                           Definitions

In this Agreement:

“Accession Letter” means a document substantially in the form set out in Schedule 6 (Form of Accession Letter).

“Acquisition” means the acquisition by a wholly owned Subsidiary of Gold Fields Venezuela Holding B.V. of the Target Shares.

“Additional Borrower” means a company which becomes an Additional Borrower in accordance with Clause 25 (Changes to the Obligors).

“Additional Cost Rate” has the meaning given to it in Schedule 4 (Mandatory Cost Formulae).

“Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with Clause 25 (Changes to the Obligors).

“Additional Obligor” means an Additional Borrower or an Additional Guarantor.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agent’s Spot Rate of Exchange” means the Agent’s spot rate of exchange for the purchase of the relevant currency with the Base Currency in the London foreign exchange market at or about 11:00 a.m. on a particular day.

“Auditors” means, at any time, the auditors of the Parent at that time, being as at the date of this Agreement PricewaterhouseCoopers Inc. and any replacement for those auditors appointed by the Parent.

“Availability Period” means the period from and including the date of this Agreement to and including the date which is three hundred and sixty four days (364) after the date of this Agreement.

“Available Commitment” means a Lender’s Commitment minus:

(a)                                      the Base Currency Amount of its participation in any outstanding Loans; and

(b)                                     in relation to any proposed Utilisation, the Base Currency Amount of its participation in any Loans that are due to be made on or before the proposed Utilisation Date.

“Available Facility” means the aggregate for the time being of each Lender’s Available Commitment.

“Base Currency” means dollars.

“Base Currency Amount” means, in relation to a Loan, the amount specified in the Utilisation Request delivered by a Borrower for that Loan (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is three Business Days before the Utilisation Date or, if later, on the date the Agent receives the Utilisation Request) adjusted to reflect any repayment (other than a repayment arising from a change of currency), prepayment, consolidation or division of the Loan.

“Borrower” means the Original Borrower or an Additional Borrower.

“Break Costs” means the amount (if any) by which:

(a)                                      the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)                                     the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, New York, Johannesburg and, in relation to any date for payment or purchase of Canadian dollars, Toronto.

“Cerro Corona Project” means the development of the gold and copper deposits in Peru by the Cerro Corona Subsidiary.

“Cerro Corona Subsidiary” means Sociedad Minera La Cima S.A.

“Commitment” means:

(a)                                      in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Commitment” in Part II of Schedule 1 (The Original Parties) and the amount of any other Commitment transferred to it under this Agreement; and

(b)                                     in relation to any other Lender, the amount in the Base Currency of any Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 8 (Form of Compliance Certificate).

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA or in any other form agreed between the Parent and the Agent.

“Consolidated EBITDA” has the meaning set out in Clause 21.1 (Financial Definitions).

“Consolidated Tangible Net Worth” means, at any time, the Shareholders’ Equity, as reported in the Group Statement of Changes in Shareholders’ Equity in the last set of annual consolidated financial statements of the Parent delivered to the Agent pursuant to this Agreement.

“Constitutional Documents” means, in respect of any person at any time, the then current and up-to-date constitutional documents of such person at such time (including, without limitation, such person’s memorandum and articles of association, certificate of incorporation, articles of incorporation or commercial registration certificate).

“Default” means an Event of Default or any event or circumstance specified in Clause 23 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Encumbrance” means;

(a)                                      any mortgage, pledge, lien, assignment or cession conferring security, hypothecation, a security interest, preferential right or trust arrangement or other encumbrance securing any obligation of any person; or

(b)                                     any arrangement under which money or claims to, or for the benefit of, a bank or other account may be applied, set off or made subject to a combination of accounts so as to effect discharge of any sum owed or payable to any person; or

(c)                                      any other type of preferential agreement or arrangement (including any title transfer and retention arrangement), the effect of which is the creation of a security interest.

“Environmental Claim” means any claim, proceeding or investigation by any person in respect of any Environmental Law.

“Environmental Law” means any law applicable to the business conducted by a Material Group Company at the relevant time in any jurisdiction in which that Material Group Company conducts business which relates to the pollution, degradation or protection of the environment or harm to or the protection of human health or the health of animals or plants.

“Environmental Permits” means any permit, licence, consent, approval and other authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any Material Group Company conducted on or from the properties owned or used by that Material Group Company.

“Event of Default” means any event or circumstance specified as such in Clause 23 (Events of Default).

“Facility” means the term loan facility made available under this Agreement as described in Clause 2 (The Facility).

“Facility Office” means the office notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office through which it will perform its obligations under this Agreement.

“Fee Letter” means any letter or letters dated on or about the date of this Agreement between the Arranger and the Parent (or the Agent and the Parent) setting out any of the fees referred to in Clause 12 (Fees).

“Finance Document” means this Agreement, the Mandate Letter, any Fee Letter, any Accession Letter and any other document designated as such by the Agent and the Parent.

“Financial Indebtedness” means (without double counting) any indebtedness for or in respect of:

(a)                                      moneys borrowed;

(b)                                     any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)                                      any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)                                     the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)                                      receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)                                        the amount of liability in respect of any purchase price for assets or services the payment of which is deferred where the deferral of such price is either;

(i)                        used primarily as a method of raising credit; or

(ii)                     not made in the ordinary course of business;

(g)                                     any agreement or option to re-acquire an asset if one of the primary reasons for entering into such agreement or option is to raise finance;

(h)                                     any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(i)                                         any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(j)                                         any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(k)                                      any amount raised by the issue of redeemable shares; and

(l)                                         the amount of any liability in respect of any guarantee or indemnity for any of its items referred to in paragraphs (a) to (k) above.

“Financial Year” means, at any time, the financial year of the Group ending on 30 June in each calendar year.

“Finance Party” means the Agent, the Arranger or a Lender.

“GAAP” means the generally accepted accounting principles set out in IFRS.

“Ghanaian Companies” means Gold Fields Ghana Limited and Abosso Goldfields Limited.

“Group” means the Parent and its Subsidiaries for the time being.

“Group Company” means a member of the Group.

“Guarantor” means an Original Guarantor or an Additional Guarantor unless, in the case of an Additional Guarantor, it has ceased to be a Guarantor in accordance with Clause 25 (Changes to the Obligors).

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“IFRS” means International Financial Reporting Standards issued and/or adopted by the International Accounting Standards Board.

“Indebtedness for Borrowed Money” means Financial Indebtedness save for any indebtedness for or in respect of paragraphs (i) and (j) of the definition of “Financial Indebtedness”.

“Information Memorandum” means the document dated 15 December 2005 which, at the Parent’s request and on its behalf, was prepared in relation to this transaction and distributed by the Arranger to selected financial institutions before the date of this Agreement.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 10 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 9.3 (Default interest).

“Lender” means:

(a)                                      any Original Lender; and

(b)                                     any bank or financial institution which has become a Party in accordance with Clause 24 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“LIBOR” means, in relation to any Loan:

(a)                                      the applicable Screen Rate; or

(b)                                     (if no Screen Rate is available for the currency or Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in the currency of that Loan and for a period comparable to the Interest Period for that Loan.

“LMA” means the Loan Market Association.

“Loan” means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

“Majority Lenders” means:

(a)                                      if there are no Loans then outstanding, a Lender or Lenders whose Commitments aggregate more than 66 2/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3% of the Total Commitments immediately prior to the reduction); or

(b)                                     at any other time, a Lender or Lenders whose participations in the Loans then outstanding aggregate more than 66 2/3% of all the Loans then outstanding.

“Mandate Letter” means the letter dated 15 December 2005 between the Arranger, the Parent and others.

“Mandatory Cost” means the percentage rate per annum calculated by the Agent in accordance with Schedule 4 (Mandatory Cost Formulae).

“Margin” means 0.35 per cent. per annum.

“Material Adverse Effect” means a material adverse effect on:

(a)                                      the ability of an Obligor to perform its financial or other material obligations under the Finance Documents to which it is a party; or

(b)                                     the validity or enforceability of the Finance Documents or any of them.

“Material Group Company” means:

(a)                                      the Obligors; and

(b)                                     any member of the Group from time to time that is not a Non-Material Group Company;

and “Material Group Companies” means, as the context requires, all of them.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)                                      (subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)                                     if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)                                      if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

“Non-Material Group Company” means, at any time, a member of the Group (other than an Obligor) which had EBITDA (determined on the same basis as Consolidated EBITDA) or gross assets in its most recently ended Financial Year (on a consolidated basis) less than or equal to 5% (five percent) of Consolidated EBITDA or gross assets of the Group (calculated according to the most recent set of audited consolidated financial statements delivered pursuant to Clause 20.1 (Financial Statements)).  Compliance with the aforementioned condition shall be determined by reference to the latest audited financial statements of such member of the Group (consolidated in the case of a member of the Group which itself has Subsidiaries), provided that:

(a)                                      if, in the case of any member of the Group which itself has Subsidiaries, no consolidated financial statements are prepared and audited, its consolidated EBITDA and gross assets shall be determined on the basis of pro forma consolidated financial statements of the relevant member of the Group and its Subsidiaries, prepared for this purpose by the Parent;

(b)                                     if any intra-Group transfer or re-organisation takes place, the audited financial statements of the Group Company and all relevant members of the Group shall be adjusted by the Parent in order to take into account such intra-Group transfer or re-organisation; and

(c)                                      the audited financial statements of the Group and any relevant member of the Group shall be adjusted in such a manner as the Auditors think fair and appropriate to take account of the acquisition or disposal of any member of the Group or any business of any member of the Group, after the date or at which the audited financial statements of the Group are made up.

Should there be any dispute regarding whether any member of the Group is or is not a Non-Material Group Company such dispute shall be referred, at the request of the Agent, to the Auditors and a report by the Auditors that a member of the Group is or is not a Non-Material Group Company shall, in the absence of manifest error, be conclusive and binding on all Parties.  The costs of obtaining the report by the Auditors will be borne by the unsuccessful party to the dispute.

“Obligor” means a Borrower or a Guarantor.

“Optional Currency” means Canadian dollars.

“Original Financial Statements” means the audited consolidated financial statements of the Parent for the Financial Year ended 30 June 2005.

“Party” means a party to this Agreement.

“Permitted Disposal” means any sale, lease, transfer or other disposal:

(a)                                      by an Obligor or any member of the Group of obsolete or redundant assets which are no longer required for the efficient operation of the business of such Obligor or such member of the Group; or

(b)                                     by an Obligor or any member of the Group in the ordinary course of its day-to-day business if that sale, lease, transfer or other disposal is not otherwise restricted by a term of any Finance Document; or

(c)                                      by an Obligor to an Obligor (other than to an Additional Obligor); or

(d)                                     by a member of the Group that is not an Obligor to an Obligor or by an Obligor to an Additional Obligor or to a member of the Group that is not an Obligor if such sale, lease, transfer or other disposal is concluded at arm’s length; or

(e)                                      by a member of the Group that is not an Obligor to another member of the Group that is not an Obligor; or

(f)                                        by any member of the Group to any other person where the higher of the market value or consideration receivable when aggregated with the higher of the market value or consideration receivable for any other sale, lease, transfer or other disposal by any member of the Group (other than a sale, lease, transfer or other disposal referred to in (a), (b), (c), (d), (e) and (g)) does not exceed 10% (ten percent) of the Consolidated Tangible Net Worth in any Financial Year subject to a maximum of 20% (twenty percent) of the Consolidated Tangible Net Worth in aggregate during the period from the date of this Agreement to the Termination Date; or

(g)                                     for which the Agent has given its prior written consent (acting on the instructions of the Majority Lenders).

“Permitted Encumbrance” means:

(a)                                      any Encumbrance created prior to the date of this Agreement which (i) is disclosed in the Original Financial Statements and (ii) in all circumstances secures only indebtedness outstanding or a facility available at the date of this Agreement if the principal amount or original facility thereby secured is not increased after the date of this Agreement;

(b)                                     any title transfer or retention arrangement entered into by any member of the Group in the normal course of its trading activities and on terms no worse for that member of the Group than the standard terms of the relevant supplier;

(c)                                      any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements (which shall include, for the avoidance of doubt, those pursuant to hedging arrangements in relation to gold and silver prices, foreign exchange rates and interest rates where such arrangements are entered into for the purposes of providing protection against fluctuation in such rates or prices in the ordinary course of business), for the purpose of netting debit and credit balances;

(d)                                     any lien arising by operation of law and in the ordinary course of trading and not by reason of any default (whether in payments or otherwise), of any member of the Group;

(e)                                      any Encumbrance over or affecting (or transaction described in paragraph (b) of Clause 22.3 (Negative Pledge) (“Quasi-Encumbrance”) affecting) any asset acquired by a member of the Group after the date of this Agreement if:

(i)                        the Encumbrance or Quasi-Encumbrance was not created in contemplation of the acquisition of that asset by a member of the Group;

(ii)                     the principal amount secured has not been increased in contemplation of, or since the acquisition of that asset by a member of the Group; and

(iii)                  the Encumbrance or Quasi-Encumbrance is (other than an Encumbrance or Quasi-Encumbrance otherwise permitted pursuant to paragraphs (b), (c), (d), (f), (g), (h) or (i)) removed or discharged within six months of the date of acquisition of such asset;

(f)                                        any Encumbrance or Quasi-Encumbrance over or affecting any asset of any company which becomes a member of the Group after the date of this Agreement, where the Encumbrance or Quasi-Encumbrance is created prior to the date on which that company becomes a member of the Group, if:

(i)                        the Encumbrance or Quasi-Encumbrance was not created in contemplation of the acquisition of that company;

(ii)                     the principal amount secured has not increased in contemplation of or since the acquisition of that company; and

(iii)                  the Encumbrance or Quasi-Encumbrance is (other than an Encumbrance or Quasi-Encumbrance otherwise permitted pursuant to paragraphs (b), (c), (d), (e), (g), (h) or (i)) removed or discharged within six months of that company becoming a member of the Group;

(g)                                     any Encumbrance or Quasi-Encumbrance granted in respect of Project Finance Borrowings over assets of, or the shares in, a Project Finance Subsidiary;

(h)                                     in respect of Encumbrances or Quasi-Encumbrances over or affecting any asset of any Material Group Company, any Encumbrance or Quasi-Encumbrance securing indebtedness the principal amount of which (when aggregated with the principal amount of any other indebtedness which has the benefit of Encumbrance or Quasi-Encumbrance other than any permitted under paragraphs (a) to (g) above and (i) and (j) below)) does not at any time exceed 12% (twelve percent.) of Consolidated Tangible Net Worth (or its equivalent in another currency) (but adjusted to include the net value of new assets acquired since the last date of the latest set of consolidated annual financial statements of the Group);

(i)                                         any other Encumbrance or Quasi-Encumbrance as agreed by the Agent (acting on the instructions of the Majority Lenders) in writing; or

(j)                                         any Encumbrance or Quasi-Encumbrance granted in respect of Financial Indebtedness incurred in connection with the Cerro Corona Project over the business or assets of the Cerro Corona Subsidiary or over the Ownership Interests in the Cerro Corona Subsidiary provided that the amount of Financial Indebtedness secured by all such Encumbrances or Quasi-Encumbrances permitted by this paragraph (j) does not at any time in aggregate exceed $200,000,000 (or its equivalent).  In this paragraph (j) “Ownership Interests” means (i) the shares issued by the Cerro Corona Subsidiary; (ii) any shareholder loans made to the Cerro Corona Subsidiary (iii) to the extent required by Peruvian law, the shares in the Holding Company which directly owns the shares issued by the Cerro Corona Subsidiary provided that such Holding Company’s sole assets are shares issued by, and any loans made by it to, the Cerro Corona Subsidiary and its sister company, Minera Gold Fields S.A.

“Permitted Financial Indebtedness” means any Financial Indebtedness:

(a)                                      arising under the Finance Documents;

(b)                                     arising under any environmental bond which any member of the Group is required to issue by any applicable law;

(c)                                      arising in connection with the Cerro Corona Project;

(d)                                     arising under any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price but not for speculative purposes;

(e)                                      arising under the bridge facility raised by GFL Mining Services Limited in connection with the funding of the Acquisition provided that such facility is promptly cancelled and repaid in full after the first Utilisation Date; and

(f)                                        not falling within paragraphs (a), (b), (c), (d) or (e) above provided that the aggregate amount of all Financial Indebtedness (excluding, for the avoidance of doubt, any Financial Indebtedness incurred by a Guarantor or a Project Finance Subsidiary) permitted under this paragraph (f) does not at any time exceed $150,000,000 (or its equivalent).

“Project Finance Borrowings” means:

(a)                                      any indebtedness to finance (or re-finance) a project comprised of the ownership, development, construction, refurbishment, commissioning and/or operation of assets which is incurred by a Project Finance Subsidiary in connection with such project and in respect of which the recourse of the person(s) making any such finance (or re-finance) available to that Project Finance Subsidiary for the payment, repayment and prepayment of such indebtedness is limited to (i) the Project Finance Subsidiary and its assets and/or the shares in that Project Finance Subsidiary and/or (ii) during the period prior to successful completion of the relevant completion tests applicable to such project guarantees from any one or more members of the Group; or

(b)                                     any indebtedness the terms and conditions of which have been approved by the Agent and which the Agent has agreed in writing (acting on the instructions of the Majority Lenders) to treat as a “Project Finance Borrowing” for the purposes of this Agreement.

“Project Finance Subsidiary” means a single purpose company (excluding the Obligors) whose sole business is a project comprised of the ownership, development, construction, refurbishment, commissioning and/or operation of an asset which has incurred Project Finance Borrowings.

“Quotation Day” means, in the case of a determination of LIBOR, the date on which quotations would customarily be provided by leading banks in the London Interbank Market for deposits or amounts in the relevant currency for delivery on the first day of such period or on any other relevant date.

“Reference Banks” means, the principal London offices of Barclays Bank PLC, JPMorgan Chase Bank, N.A. and Citibank, N.A. or such other banks as may be appointed by the Agent in consultation with the Parent.

“Relevant Interbank Market” means the London interbank market.

“Repeating Representations” means each of the representations set out in Clause 19.1 (Status), to Clause 19.23 (No Material Adverse Effect) other than Clause 19.3 (Binding Obligations), Clause 19.6 (Governing law and enforcement), Clause 19.7 (Deduction of Tax), Clause 19.8 (No filing or stamp taxes), paragraphs (a) and (b) of Clause 19.10 (No misleading information), Clause 19.13 (No proceedings pending or threatened), and Clause 19.22 (No undisclosed unfunded liabilities).

“Resignation Letter” means a letter substantially in the form set out in Schedule 7 (Form of Resignation Letter).

“Screen Rate” means the British Bankers’ Association Interest Settlement Rate for the relevant currency and period, displayed on the appropriate page of the Telerate screen.  If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Parent and the Lenders.

“Selection Notice” means a notice substantially in the form set out in Part II of Schedule 3 (Requests) given in accordance with Clause 10 (Interest Periods).

“Specified Time” means a time determined in accordance with Schedule 9 (Timetables).

“Subsidiary” means, in relation to any company or corporation, a company or corporation:

(a)                                      which is controlled, directly or indirectly, by the first mentioned company or corporation;

(b)                                     more than half the issued share capital of which is beneficially owned, directly or indirectly by the first mentioned company or corporation; or

(c)                                      which is a Subsidiary of another Subsidiary of the first mentioned company or corporation,

and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

“Target” means Bolivar Gold Corp., a company incorporated under the law of Yukon Territories, Canada with registered number 29927.

“Target Shares” means all the shares of Target.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including, without limitation, any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 13.1 (Tax gross-up) or a payment under Clause 13.2 (Tax indemnity).

“Termination Date” means the date which is 36 Months after the date of this Agreement.

“Total Commitments” means the aggregate of the Commitments being $250,000,000 at the date of this Agreement.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and the Parent.

“Transfer Date” means, in relation to a transfer, the later of:

(a)                                      the proposed Transfer Date specified in the Transfer Certificate; and

(b)                                     the date on which the Agent executes the Transfer Certificate.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“Utilisation” means a utilisation of the Facility.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made.

“Utilisation Request” means a notice substantially in the form set out in Part I of Schedule 3 (Requests).

“VAT” means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.

1.2                           Construction

(a)                                      Unless a contrary indication appears any reference in this Agreement to:

(i)                        the “Agent”, the “Arranger”, any “Finance Party”, any “Lender”, any “Obligor” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)                     “arm’s length” means terms that are fair and reasonable to the counterparty of a transaction and no more or less favourable to the other party to the relevant transaction as could reasonably be expected to be obtained in a comparable arm’s length transaction with a person that is not the ultimate Holding Company of such counterparty or an entity of which such counterparty or its ultimate Holding Company has direct or indirect control, or owns directly or indirectly more than 20% (twenty percent) of the share capital or similar rights of ownership;

(iii)                  “assets” includes properties, revenues and rights of every description;

(iv)                 “audited” means, in respect of any financial statement, those financial statements as audited by the Auditors;

(v)                    “authorisations” mean any authorisation, consent, registration, filing agreement, notarisation, certificate, licence, approval, resolution, permit and/or authority or any exemption from any of the aforesaid, by, with or from any authority (including, without limitation, any approvals required from the South African Reserve Bank in relation to any Finance Document or any transaction contemplated under any Finance Document);

(vi)                 a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended or novated;

(vii)              “indebtedness” shall be construed so as to include any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(viii)           “law” shall be construed as any law (including statutory, common or customary law), statute, constitution, decree, judgment, treaty, regulation, directive, by-law, order, other legislative measure, requirement, request or guideline (whether or not having the force of law but, if not having the force of law, is generally complied with by the persons to whom it is addressed or applied) of any government, supranational, local government, statutory or regulatory or self-regulatory or similar body or authority or court and the common law, as amended, replaced, re-enacted, restated or reinterpreted from time to time;

(ix)                   a “person” shall be construed as a reference to any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) of two or more of the foregoing;

(x)                      a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but complied with generally) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(xi)                   a provision of law is a reference to that provision as amended or re-enacted; and

(xii)                a time of day is a reference to London time.

(b)                                     Section, Clause and Schedule headings are for ease of reference only.

(c)                                      Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)                                     A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been remedied or waived.

(e)                                      Any reference to “Barclays Capital” is a reference to Barclays Capital, the investment banking division of Barclays Bank PLC.

1.3                           Currency Symbols and Definitions

“$” and “dollars” denote lawful currency of the United States of America and “CAN$” and “Canadian dollars” means the lawful currency of Canada.

1.4                           Third party rights

(a)                                      Unless expressly provided to the contrary in a Finance Document, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this Agreement.

(b)                                     Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

SECTION 2
THE FACILITY

2.                                 THE FACILITY

2.1                           The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrowers a term loan facility in an aggregate amount equal to the Total Commitments.

2.2                           Finance Parties’ rights and obligations

(a)                                      The obligations of each Finance Party under the Finance Documents are several.  Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents.  No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)                                     The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)                                      A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3.                                 PURPOSE

3.1                           Purpose

Each Borrower shall apply all amounts borrowed by it under the Facility towards financing or refinancing amounts paid or to be paid for or in connection with the Acquisition and general corporate purposes.

3.2                           Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.                                 CONDITIONS OF UTILISATION

4.1                           Initial conditions precedent

No Borrower may deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Part I of Schedule 2 (Conditions precedent) in form and substance satisfactory to the Agent.  The Agent shall notify the Parent and the Lenders promptly upon being so satisfied.

4.2                           Further conditions precedent

(a)                                      The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(i)                        no Default is continuing or would result from the proposed Loan; and

(ii)                     the representations in Clause 19 (Representations) to be made by each Obligor are true in all material respects.

(b)                                     The Lenders will only be obliged to comply with Clause 6.3 (Change of currency) if, on the first day of an Interest Period, no Default is continuing or would result from the change of currency and the representations to be made by each Obligor are true in all material respects.

4.3                           Maximum number of Loans

(a)                                      A Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation, 6 or more Loans would be outstanding.

(b)                                     A Borrower may not request that a Loan be divided if, as a result of the proposed division, 6 or more Loans would be outstanding.

(c)                                      Any Loan made by a single Lender under Clause 6.2 (Unavailability of a currency) shall not be taken into account in this Clause 4.3.

SECTION 3
UTILISATION

5.                                 UTILISATION

5.1                           Delivery of a Utilisation Request

A Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2                           Completion of a Utilisation Request

(a)                                      Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)                        the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)                     the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(iii)                  the proposed Interest Period complies with Clause 10 (Interest Periods).

(b)                                     Only one Loan may be requested in each Utilisation Request.

5.3                           Currency and amount

(a)                                      The currency specified in a Utilisation Request must be the Base Currency or the Optional Currency.

(b)                                     The amount of the proposed Loan must be:

(i)                        if the currency selected is the Base Currency, a minimum of US$20,000,000 or, if less, the Available Facility; or

(ii)                     if the Optional Currency is selected, a minimum of CAN$20,000,000 or, if less, an amount in Canadian dollars calculated at the Agent’s Spot Rate of Exchange that is equal to the Available Facility, in any event such that its Base Currency Amount is less than or equal to the Available Facility.

5.4                           Lenders’ participation

(a)                                      If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)                                     The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)                                      The Agent shall determine the Base Currency Amount of each Loan which is to be made in the Optional Currency and shall notify each Lender of the amount, currency and the Base Currency Amount of each Loan and the amount of its participation in that Loan, in each case by the Specified Time.

6.                                 OPTIONAL CURRENCIES

6.1                           Selection of currency

(a)                                      A Borrower (or the Parent on behalf of a Borrower) shall select the currency of a Loan:

(i)                        (in the case of an initial Utilisation) in a Utilisation Request; and

(ii)                     (afterwards in relation to a Loan made to it) in a Selection Notice.

(b)                                     If a Borrower (or the Parent on behalf of a Borrower) fails to issue a Selection Notice in relation to a Loan, the Loan will remain denominated for its next Interest Period in the same currency in which it is then outstanding.

(c)                                      If a Borrower (or the Parent on behalf of a Borrower) issues a Selection Notice requesting a change of currency and the first day of the requested Interest Period is not a Business Day for the other currency, the Agent shall promptly notify the Borrower and the Lenders and the Loan will remain in the existing currency (with Interest Periods running from one Business Day until the next Business Day) until the next day which is a Business Day for both currencies, on which day the requested Interest Period will begin.

6.2                           Unavailability of a currency

If before the Specified Time on any Quotation Day:

(a)                                      a Lender notifies the Agent that the Optional Currency requested is not readily available to it in the amount required; or

(b)                                     a Lender notifies the Agent that compliance with its obligation to participate in a Loan in the proposed Optional Currency would contravene a law or regulation applicable to it, the Agent will give notice to the relevant Borrower to that effect by the Specified Time on that day.  In this event, any Lender that gives notice pursuant to this Clause 6.2 will be required to participate in the Loan in the Base Currency (in an amount equal to that Lender’s proportion of the Base Currency Amount) and its participation will be treated as a separate Loan denominated in the Base Currency during that Interest Period.

6.3                           Change of currency

(a)                                      If a Loan is to be denominated in different currencies during two successive Interest Periods:

(i)                        if the currency for the second Interest Period is the Optional Currency, the amount of the Loan in that Optional Currency will be calculated by the Agent as the amount of that Optional Currency equal to the Base Currency Amount of the Loan at the Agent’s Spot Rate of Exchange at the Specified Time;

(ii)                     if the currency for the second Interest Period is the Base Currency, the amount of the Loan will be equal to the Base Currency Amount;

(iii)                  (unless the Agent and the Borrower agree otherwise in accordance with paragraph (b) below) the Borrower that has borrowed the Loan shall repay it on the last day of the first Interest Period in the currency in which it was denominated for that Interest Period; and

(iv)                 (subject to Clause 4.2 (Further conditions precedent)) the Lenders shall re-advance the Loan in the new currency in accordance with Clause 6.5 (Agent’s calculations).

(b)                                     If the Agent and the Borrower that has borrowed the Loan agree, the Agent shall:

(i)                        apply the amount paid to it by the Lenders pursuant to paragraph (a)(iv) above (or so much of that amount as is necessary) in or towards purchase of an amount in the currency in which the Loan is outstanding for the first Interest Period; and

(ii)                     use the amount it purchases in or towards satisfaction of the relevant Borrower’s obligations under paragraph (a)(iii) above.

(c)                                      If the amount purchased by the Agent pursuant to paragraph (b)(i) above is less than the amount required to be repaid by the relevant Borrower, the Agent shall promptly notify that Borrower and that Borrower shall, on the last day of the first Interest Period, pay an amount to the Agent (in the currency of the outstanding Loan for the first Interest Period) equal to the difference.

(d)                                     If any part of the amount paid to the Agent by the Lenders pursuant to paragraph (a)(iv) above is not needed to purchase the amount required to be repaid by the relevant Borrower, the Agent shall promptly notify that Borrower and pay that Borrower, on the last day of the first Interest Period that part of that amount (in the new currency).

6.4                           Same Optional Currency during successive Interest Periods

(a)                                      If a Loan is to be denominated in the same Optional Currency during two successive Interest Periods, the Agent shall calculate the amount of the Loan in the Optional Currency for the second of those Interest Periods (by calculating the amount of Optional Currency equal to the Base Currency Amount of that Loan at the Agent’s Spot Rate of Exchange at the Specified Time) and (subject to paragraph (b) below):

(i)                        if the amount calculated is less than the existing amount of that Loan in the Optional Currency during the first Interest Period, promptly notify the Borrower that has borrowed that Loan and that Borrower shall pay, on the last day of the first Interest Period, an amount equal to the difference; or

(ii)                     if the amount calculated is more than the existing amount of that Loan in the Optional Currency during the first Interest Period, promptly notify each Lender and, if no Event of Default is continuing, each Lender shall, on the last day of the first Interest Period, pay its participation in an amount equal to the difference.

(b)                                     If the calculation made by the Agent pursuant to paragraph (a) above shows that the amount of the Loan in the Optional Currency for the second of those Interest Periods converted into the Base Currency at the Agent’s Spot Rate of Exchange at the Specified Time has increased or decreased by less than 5 per cent. compared to its Base Currency Amount (taking into account any payments made pursuant to paragraph (a) above), no notification shall be made by the Agent and no payment shall be required under paragraph (a) above.

6.5                           Agent’s calculations

(a)                                      All calculations made by the Agent pursuant to this Clause 6 will take into account any repayment, prepayment, consolidation or division of Loans to be made on the last day of the first Interest Period.

(b)                                     Each Lender’s participation in a Loan will, subject to paragraph (a) above, be determined in accordance with paragraph (b) of Clause 5.4 (Lenders’ participation).

SECTION 4
REPAYMENT, PREPAYMENT AND CANCELLATION

7.                                 REPAYMENT

7.1                           Repayment of Loans

(a)                                      Without prejudice to its obligations to repay any Loan earlier pursuant to Clause 6.3 (Change of currency), each Borrower shall repay the Loans made to it which are outstanding on the Termination Date, in full on the Termination Date.

(b)                                     No Borrower may reborrow any part of the Facility which is repaid.

8.                                 PREPAYMENT AND CANCELLATION

8.1                           Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:

(a)                                      that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)                                     upon the Agent notifying the Parent, the Commitment of that Lender will be immediately cancelled; and

(c)                                      each Borrower shall repay that Lender’s participation in the Loans made to that Borrower on the last day of the Interest Period for each Loan occurring after the Agent has notified the Parent or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

8.2                           Change of control

(a)                                      If any person or group of persons acting in concert gains control of the Parent:

(i)                        the Parent shall promptly notify the Agent upon becoming aware of that event;

(ii)                     a Lender shall not be obliged to fund a Utilisation and the Agent and the Parent shall consult about the change of control;

(iii)                  if the Majority Lenders so require after a period of 45 (forty-five) days from receipt of the notice referred to in (i) above, the Agent shall by notice to the Parent, (such notice to be delivered no later than 60 (sixty) days from receipt of the notice referred to in (i) above), cancel the Total Commitments and declare all outstanding Loans, together with accrued interest and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Total Commitments will be cancelled and all such outstanding amounts will become immediately due and payable;

(iv)                 if the Agent does not serve the notice referred to in paragraph (iii) above, a Lender may by notice to the Agent which shall be delivered not earlier than 45

(forty-five) days nor later than 60 (sixty) days from receipt of the notice referred to in (i) above, whereupon the Agent shall by notice to the Parent (such notice to be delivered promptly after receipt of such Lender notification), cancel the Commitment of that Lender and declare the participation of that Lender in all outstanding Loans, together with accrued interest thereon and all other amounts due to such Lender under the Finance Documents immediately due and payable, whereupon the Commitment of that Lender will be cancelled and all such outstanding amounts will become immediately due and payable.

(b)                                     For the purpose of paragraph (a) above “control” means:

(i)                        the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(A)                cast, or control the casting of, more than one-half of the maximum number of votes that might be cast at a general meeting of the Parent; or
(B)                  appoint or remove all, or the majority, of the directors or other equivalent officers of the Parent; or
(C)                  give directions with respect to the operating and financial policies of the Parent which the directors or other equivalent officers of the Parent are obliged to comply with; or

(ii)                     the holding of more than one-half of the issued share capital of the Parent (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital).

(c)                                      For the purpose of paragraph (a) above “acting in concert” means, a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition by any of them, either directly or indirectly, of shares in the Parent, to obtain or consolidate control of the Parent.

8.3                           Voluntary cancellation

The Parent may, if it gives the Agent not less than 10 days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of $10,000,000) of the Available Facility.  Any cancellation under this Clause 8.3 shall reduce the Commitments of the Lenders rateably.

8.4                           Voluntary prepayment of Loans

(a)                                      A Borrower to which a Loan has been made may, if it gives the Agent not less than 10 days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of any Loan (but, if in part, being an amount that reduces the Base Currency Amount of the Loan by a minimum amount of $5,000,000).

(b)                                     A Loan may only be prepaid after the last day of the Availability Period (or, if earlier, the day on which the Available Facility is zero).

8.5                           Right of repayment and cancellation in relation to a single Lender

(a)                                      If:

(i)                        any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 13.1 (Tax gross-up); or

(ii)                     any Lender claims indemnification from the Parent under Clause 13.2 (Tax indemnity) or Clause 14.1 (Increased costs); or

(iii)                  any Lender notifies the Agent of its Additional Cost Rate under paragraph 3 of Schedule 4 (Mandatory Cost Formulae),

the Parent may, whilst (in the case of paragraphs (i) and (ii) above) the circumstance giving rise to the requirement or indemnification continues or (in the case of paragraph (iii) above) that Additional Cost Rate is greater than zero, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans.

(b)                                     On receipt of a notice referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero whereupon Total Commitments shall be reduced by the same amount.

(c)                                      On the last day of each Interest Period which ends after the Parent has given notice under paragraph (a) above (or, if earlier, the date specified by the Parent in that notice), each Borrower to which a Loan is outstanding shall repay that Lender’s participation in that Loan.

8.6                           Restrictions

(a)                                      Any notice of cancellation or prepayment given by any Party under this Clause 8 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)                                     Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)                                      Subject to Clause 6.3 (Change of currency), no Borrower may reborrow any part of the Facility which is prepaid.

(d)                                     The Borrowers shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)                                      No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)                                        At the end of the Availability Period, the Total Commitments shall be reduced to zero.

(g)                                     If the Agent receives a notice under this Clause 8 it shall promptly forward a copy of that notice to either the Parent or the affected Lender, as appropriate.

SECTION 5
COSTS OF UTILISATION

9.                                 INTEREST

9.1                           Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)                                      Margin;

(b)                                     LIBOR; and

(c)                                      Mandatory Cost, if any.

9.2                           Payment of interest

The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six Monthly intervals after the first day of the Interest Period).

9.3                           Default interest

(a)                                      If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is one per cent higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably).  Any interest accruing under this Clause 9.3 shall be immediately payable by the Obligor on demand by the Agent.

(b)                                     If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)                        the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)                     the rate of interest applying to the overdue amount during that first Interest Period shall be one per cent. higher than the rate which would have applied if the overdue amount had not become due.

(c)                                      Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

9.4                           Notification of rates of interest

The Agent shall promptly notify the Lenders and the relevant Borrower of the determination of a rate of interest under this Agreement.

10.                            INTEREST PERIODS

10.1                     Selection of Interest Periods

(a)                                      A Borrower (or the Parent on behalf of a Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan or (if the Loan has already been borrowed) in a Selection Notice.

(b)                                     Each Selection Notice for a Loan is irrevocable and must be delivered to the Agent by the Borrower (or the Parent on behalf of a Borrower) to which that Loan was made not later than the Specified Time.

(c)                                      If a Borrower (or the Parent) fails to deliver a Selection Notice to the Agent in accordance with paragraph (b) above, the relevant Interest Period will be one Month.

(d)                                     Subject to this Clause 10, a Borrower (or the Parent) may select an Interest Period of one, two, three or six Months or any other period agreed between the Parent and the Agent (acting on the instructions of all the Lenders).

(e)                                      An Interest Period for a Loan shall not extend beyond the Termination Date.

(f)                                        Each Interest Period for a Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

10.2                     Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10.3                     Consolidation and division of Loans

(a)                                      Subject to paragraph (b) below, if two or more Interest Periods:

(i)                        relate to Loans in the same currency; and

(ii)                     end on the same date; and

(iii)                  are made to the same Borrower,

those Loans will, unless that Borrower (or the Parent on its behalf) specifies to the contrary in the Selection Notice for the next Interest Period, be consolidated into, and treated as, a single Loan on the last day of the Interest Period.

(b)                                     Subject to Clause 4.3 (Maximum number of Loans) and Clause 5.3 (Currency and amount), if a Borrower (or the Parent on its behalf) requests in a Selection Notice that a Loan be divided into two or more Loans, that Loan will, on the last day of its Interest Period, be so divided with Base Currency Amounts specified in that Selection Notice, being an aggregate Base Currency Amount equal to the Base Currency Amount of the Loan immediately before its division.

11.                         Changes to the calculation of interest

11.1                     Absence of quotations

Subject to Clause 11.2 (Market disruption), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

11.2                     Market disruption

(a)                                      If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)                        the Margin;

(ii)                     the rate notified to the Agent by that Lender as soon as practicable and in any event not later than 5 (five) Business Days before interest is due to be paid in respect of that Interest Period (provided that if such Lender is unable to notify the Agent of such rate not later than 5 (five) Business Days before interest is due to be paid in respect of that Interest Period, it shall do so before interest is due to be paid in respect of that Interest Period), to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(iii)                  the Mandatory Cost, if any, applicable to that Lender’s participation in the Loan.

(b)                                     In this Agreement “Market Disruption Event” means:

(i)                        at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR for the relevant currency and Interest Period; or

(ii)                     before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 35 per cent. of that Loan) that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR.

11.3                     Alternative basis of interest or funding

(a)                                      If a Market Disruption Event occurs and the Agent or the Parent so requires, the Agent and the Parent shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)                                     Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Parent, be binding on all Parties.

11.4                   Break Costs

(a)                                      Each Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)                                     Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

12.                           FEES

12.1                     Commitment fee

(a)                                      The Parent shall pay to the Agent (for the account of each Lender) a fee in the Base Currency computed at the rate of thirty per cent. of the Margin on that Lender’s Available Commitment for the Availability Period.

(b)                                     The accrued commitment fee is payable on the last day of each successive period of three Months which ends during the Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

12.2                     Arrangement fee

The Parent shall pay to the Arranger an arrangement fee in the amount and at the times agreed in a Fee Letter.

12.3                     Agency fee

The Parent shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS

13.                           TAX GROSS UP AND INDEMNITIES

13.1                     Tax gross-up

(a)                                      Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)                                     The Parent shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly.  Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender.  If the Agent receives such notification from a Lender it shall notify the Parent and, if applicable, that Obligor.

(c)                                      If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)                                     If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)                                      Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

13.2                     Tax indemnity

(a)                                      The Parent shall (within three Business Days of demand by the Agent) pay to a Finance Party an amount equal to the loss, liability or cost which that Finance Party determines (in its absolute discretion) will be or has been (directly or indirectly) suffered for or on account of Tax by that Finance Party in respect of a Finance Document.

(b)                                     Paragraph (a) above shall not apply:

(i)                        with respect to any Tax assessed on a Finance Party:

(A)                under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or
(B)                  under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)                     to the extent a loss, liability or cost is compensated for by an increased payment under Clause 13.1 (Tax gross-up).

(c)                                      A Finance Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Parent.

(d)                                     A Finance Party shall, on receiving a payment from an Obligor under this Clause 13.2, notify the Agent.

13.3                     Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines (in its absolute discretion) that:

(a)                                      a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(b)                                     that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to such Obligor which that Finance Party determines (in its absolute discretion) will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by such Obligor.

13.4                     Stamp taxes

The Parent shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

13.5                     Value added tax

(a)                                      All amounts set out, or expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply, and accordingly, subject to paragraph (c) below, if VAT is chargeable on any supply made by any Finance Party to any Party under a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

(b)                                     If VAT is chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount)

an amount equal to the amount of such VAT.  The Recipient will promptly pay to the Relevant Party an amount equal to any credit or repayment from the relevant tax authority which it reasonably determines relates to the VAT chargeable on that supply.

(c)                                      Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that neither it nor any other member of any group of which it is a member for VAT purposes is entitled to credit or repayment from the relevant tax authority in respect of the VAT.

14.                           Increased costs

14.1                     Increased costs

(a)                                      Subject to Clause 14.3 (Exceptions) the Parent shall, within five Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)                                     In this Agreement “Increased Costs” means:

(i)                        a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)                     an additional or increased cost; or

(iii)                  a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

14.2                     Increased cost claims

(a)                                      A Finance Party intending to make a claim pursuant to Clause 14.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Parent.

(b)                                     Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

14.3                     Exceptions

Clause 14.1 (Increased costs) does not apply to the extent any Increased Cost is:

(a)                                      attributable to a Tax Deduction required by law to be made by an Obligor;

(b)                                     compensated for by Clause 13.2 (Tax indemnity) (or would have been compensated for under Clause 13.2 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 13.2 (Tax indemnity) applied);

(c)                                      compensated for by the payment of the Mandatory Cost; or

(d)                                     attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

15.                           Other indemnities

15.1                     Currency indemnity

(a)                                      If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)                        making or filing a claim or proof against that Obligor;

(ii)                     obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within five Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)                                     Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

15.2                     Other indemnities

The Parent shall (or shall procure that an Obligor will), within five Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(a)                                      the occurrence of any Event of Default;

(b)                                     a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 28 (Sharing Among the Finance Parties);

(c)                                      funding, or making arrangements to fund, its participation in a Loan requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)                                     a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Parent.

15.3                     Indemnity to the Agent

The Parent shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)                                      investigating any event which it reasonably believes is a Default; or

(b)                                     entering into or performing any foreign exchange contract for the purposes of paragraph (b) of Clause 6.3 Change of Currency); or

(c)                                      acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

16.                           Mitigation by the Lenders

16.1                     Mitigation

(a)                                      Each Finance Party shall, in consultation with the Parent, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 8.1 (Illegality), Clause 13 (Tax Gross-up and Indemnities), Clause 14 (Increased Costs) or paragraph 3 of Schedule 4 (Mandatory Cost Formulae) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)                                     Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

16.2                     Limitation of liability

(a)                                      The Parent shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 16.1 (Mitigation).

(b)                                     A Finance Party is not obliged to take any steps under Clause 16.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

17.                           Costs and expenses

17.1                     Transaction expenses

The Parent shall, promptly within three Business Days of demand, pay the Agent and the Arranger the amount of all costs and expenses (including legal fees but subject to any agreed cap) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication of:

(a)                                      this Agreement and any other documents referred to in this Agreement; and

(b)                                     any other Finance Documents executed after the date of this Agreement.

17.2                   Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 29.9 (Change of currency), the Parent shall, within five Business Days of demand, reimburse the Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

17.3                     Enforcement costs

The Parent shall, within five Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

SECTION 7
GUARANTEE

18.                         GUARANTEE AND INDEMNITY

18.1                   Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)                                      guarantees to each Finance Party punctual performance by each Borrower of all that Borrower’s obligations under the Finance Documents;

(b)                                     undertakes with each Finance Party that whenever a Borrower does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)                                      indemnifies each Finance Party immediately on demand (and shall make the relevant payment within five Business Days of such demand) against any cost, loss or liability suffered by that Finance Party if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal.  The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.

18.2                   Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

18.3                   Reinstatement

If any payment by an Obligor or any discharge given by a Finance Party (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

(a)                                      the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b)                                     each Finance Party shall be entitled to recover the value or amount of that security or payment from each Obligor, as if the payment, discharge, avoidance or reduction had not occurred.

18.4                   Waiver of defences

The obligations of each Guarantor under this Clause 18 will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 18 (without limitation and whether or not known to it or any Finance Party) including:

(a)                                      any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)                                     the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)                                      the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)                                     any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)                                      any amendment (however fundamental) or replacement of a Finance Document or any other document or security;

(f)                                        any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)                                     any insolvency or similar proceedings.

18.5                   Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 18.  This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

18.6                   Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)                                      refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)                                     hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 18.

18.7                   Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:

(a)                                      to be indemnified by an Obligor;

(b)                                     to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents; and/or

(c)                                      to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party.

18.8                   Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

SECTION 8
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

19.                         REPRESENTATIONS

Each Obligor makes the representations and warranties set out in this Clause 19 to each Finance Party, subject to disclosure set out in Schedule 10 (Disclosure Schedule).

19.1                   Status

(a)                                      It is a limited liability company, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)                                     It has the power to own its assets and carry on its business as it is being conducted or is contemplated to be conducted.

19.2                   Power and authority

It has the power to enter into and perform, and has taken all necessary action to authorise its entry into, and performance of, the Finance Documents to which it is party and the transactions contemplated by those Finance Documents.

19.3                   Binding obligations

The obligations expressed to be assumed by it in each Finance Document to which it is a party are legal, valid, binding and enforceable obligations.

19.4                   Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents to which it is a party do not and will not conflict with:

(a)                                      any law applicable to it;

(b)                                     its Constitutional Documents; or

(c)                                      any material agreement or instrument binding upon it or any of its assets.

19.5                   Validity and admissibility in evidence

All authorisations required:

(a)                                      to enable it lawfully to enter into, exercise its rights and comply with its obligations under the Finance Documents to which it is a party and to ensure that the obligations expressed to be assumed by it thereunder are legal, valid, binding and enforceable; and

(b)                                     to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect.

19.6                   Governing law and enforcement

Subject to any general principles of law as at the date of this Agreement set out in any legal opinion delivered pursuant to Clause 4 (Conditions of utilisation) or Clause 25 (Changes to the Obligors):

(a)                                      the choice of English law as the governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation; and

(b)                                     any judgment obtained in England in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation.

19.7                   Deduction of Tax

It is not required under the law of its jurisdiction of incorporation to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

19.8                   No filing or stamp taxes

Except to the extent set out in any legal opinion provided pursuant to Clause 4.1 (Initial conditions precedent) or Clause 25 (Changes to the Obligors) in relation to it, under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

19.9                   No default

(a)                                      No Default is continuing or might reasonably be expected to result from the making of any Utilisation.

(b)                                     It is not, nor is it likely to be as a result of entering into and performing its obligations under the Finance Documents, in violation of any law or in breach of or in default under any agreement to which it is a party or which is binding on it or any of its assets to an extent or in a manner which could reasonably be expected to have a Material Adverse Effect.

19.10             No misleading information

(a)                                      Any factual information provided by an Obligor for the purposes of the Information Memorandum was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)                                     Nothing has occurred or been omitted from the Information Memorandum and no information has been given or withheld that results in the information contained in the Information Memorandum being untrue or misleading in any material respect.

(c)                                      All written information supplied by it to the Finance Parties and the Agent was true and accurate in all material respects as at the date it was given and was not misleading in any material respect at such date.

(d)                                     It has not knowingly withheld any information which, if disclosed, would reasonably be expected materially and adversely to affect the decision of the Finance Parties in considering whether or not to provide finance to the Borrowers.

19.11             Financial statements

(a)                                      The Original Financial Statements were prepared in accordance with GAAP.

(b)                                     The Original Financial Statements fairly represent the Group’s financial condition and operations during the relevant financial year.

19.12             Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally in the jurisdiction of its incorporation.

19.13             No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or government agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it or any Material Group Company.

19.14             No winding-up

No Material Group Company has taken any corporate action, nor have any other steps been taken or legal proceedings started or (to the best of its knowledge and belief, after due enquiry) threatened against any Material Group Company, for its winding-up, dissolution, administration or re-organisation or for the enforcement of any Encumbrance over all or any of its revenues or assets or for the appointment of a receiver, administrator, administrative receiver, conservator, custodian, trustee or similar officer of it or of all or any of its assets which could reasonably be expected to have a Material Adverse Effect.

19.15             No encumbrances

(a)                                      No Encumbrance exists over all or any of the assets of any Material Group Company except for Permitted Encumbrances.

(b)                                     No Encumbrance would arise as a result of the execution of and performance of its rights and obligations under the Finance Documents.

19.16             Assets

It and each Material Group Company has good title to or validly leases or licenses all of the assets necessary and has all consents and/or authorisations necessary to carry on its business as conducted to the extent that failure to comply with this Clause 19.16 could reasonably be expected to have a Material Adverse Effect.

19.17             Insurance

Each Material Group Company maintains insurances on and in relation to its business and assets against those risks and to the extent as is usual for companies in the jurisdiction in which it conducts its business carrying on substantially similar business in such jurisdiction.

19.18             Environmental Compliance

Each Material Group Company has adopted and complies with an environmental policy which requires monitoring of and compliance with all applicable Environmental Law and Environmental Permits applicable to it from time to time and compliance with such policy will not cause a Material Adverse Effect.

19.19             Environmental Claims

No Environmental Claim (not of a frivolous or vexatious nature) has been commenced or (to the best of its knowledge and belief) is threatened against any Material Group Company where that claim would be reasonably likely, if determined against that Material Group Company, to have a Material Adverse Effect.

19.20             Taxation

(a)                                      It and each Material Group Company has duly and punctually paid and discharged all Taxes imposed upon it or its assets within the time period allowed without incurring penalties except to the extent that:

(i)                        payment is being contested in good faith;

(ii)                     it has maintained adequate reserves for those Taxes; and

(iii)                  payment can be lawfully withheld.

(b)                                     It is not and no Material Group Company is materially overdue in the filing of any Tax returns.

19.21             Ownership of Material Group Companies

(a)                                      Each Material Group Company (other than the Cerro Corona Subsidiary and the Ghanaian Companies) is a wholly-owned Subsidiary of the Parent.

(b)                                     The Parent holds at least 71% of the issued share capital of each Ghanaian Company.

(c)                                      The Parent holds at least 92% of the voting shares in the share capital of the Cerro Corona Subsidiary (which equates to 80.7% of the issued and outstanding shares in the share capital of the Cerro Corona Subsidiary).

19.22             No undisclosed unfunded liabilities

No material undisclosed unfunded liabilities have arisen or will arise as a result of the Acquisition.

19.23             No Material Adverse Effect

There has been no change in its business, condition (financial or otherwise), operations, performance, properties or prospects since:

(a)                                      in the case of the Guarantors and any member of the Group that is not a Non-Material Group Company, 30 June 2005; or

(b)                                     in the case of the Original Borrower, the date of its incorporation,

to the extent or in a manner which could reasonably be expected to have a Material Adverse Effect.

19.24             Times when representation made

(a)                                      All the representations and warranties in this Clause 19 are made by each Obligor on the date of this Agreement and in the case of an Additional Obligor (other than paragraphs (a) and (b) of Clause 19.10 (No misleading information)), the day on which the company becomes (or it is proposed that the company becomes) an Additional Obligor.

(b)                                     All the representations and warranties in this Clause 19 are deemed to be made by each Obligor (by reference to the facts and circumstances then existing) on the date of each Utilisation Request and Utilisation Date.

(c)                                      The Repeating Representations are deemed to be made by each Obligor (by reference to the facts and circumstances then existing) on the first day of each Interest Period (other than on the first day of the first Interest Period for a Loan) save that the references in Clause 19.11 (Financial statements) to “the Original Financial Statements” shall, for the purposes of the Repeating Representations, be construed as references to the most recent audited consolidated financial statements of the Parent delivered to the Agent under Clause 20.1 (Financial statements).

20.                         INFORMATION UNDERTAKINGS

The undertakings in this Clause 20 are given in favour of each Finance Party and remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1                   Financial statements

The Parent shall supply to the Agent:

(a)                                      as soon as the same become available, but in any event within 120 (one hundred and twenty) days after the end of each of its Financial Years:

(i)                        the audited consolidated financial statements of the Parent for that Financial Year;

(ii)                     the audited financial statements of each Obligor (other than Gold Fields Holdings Company (BVI) Limited unless there is a legal requirement to audit its financial statements) for that Financial Year; and

(iii)                  if the audited financial statements of Gold Fields Holdings Company (BVI) Limited are not delivered under (ii) above, the unaudited financial statements of Gold Fields Holdings Company (BVI) Limited for that Financial Year;

(b)                                     as soon as the same become available, but in any event within 60 (sixty) days after the first 6 (six) months of its Financial Years:

(i)                        the unaudited financial statements of each Obligor for the first 6 (six) month period of that Financial Year; and

(ii)                     the unaudited consolidated financial statements of the Parent for the first 6 (six) month period of that Financial Year; and

(c)                                      as soon as the same become available, but in any event within 45 (forty-five) days after the end of each quarter of each Financial Year:

(i)                        the unaudited consolidated financial statements of the Parent for that period; and

(ii)                     the unaudited financial statements of each Obligor for that period.

20.2                   Compliance Certificate

(a)                                      The Parent shall supply to the Agent, with each set of consolidated financial statements delivered pursuant to paragraphs (a) and (b) of Clause 20.1, a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 21 (Financial Covenants) as at the date as at which those financial statements were drawn up.

(b)                                     Each Compliance Certificate shall be signed by 2 (two) directors of the Parent and, if required to be delivered with the audited consolidated financial statements delivered pursuant to paragraph (a)(i) of Clause 20.1 (Financial statements), by the Auditors.

20.3                   Requirements as to financial statements

(a)                                      Each set of financial statements delivered by the Parent pursuant to Clause 20.1 (Financial statements) shall be certified by a director of the relevant company as fairly representing its financial condition as at the date as at which those financial statements were drawn up.

(b)                                     The Parent shall procure that each set of financial statements delivered pursuant to Clause 20.1 (Financial statements) is prepared in accordance with GAAP, the requirements of its jurisdiction of incorporation and accounting practises and financial reference periods consistent with those applied in the preparation of the Original Financial Statements.

(c)                                      Paragraph (b) above shall not apply to the extent that, in relation to any sets of financial statements, the Parent notifies the Agent that there has been a change in GAAP or the accounting practices or reference periods and its Auditors (in the case of its annual audited financial statements) or the Parent (in the case of any of its other financial statements) delivers to the Agent:

(i)                        a description of any change necessary for those financial statements to reflect GAAP, accounting practices and reference periods upon which the Original Financial Statements were prepared; and

(ii)                     sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Agent to determine whether Clause 21 (Financial Covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements.

(d)                                     If the Parent notifies the Agent of a change in accordance with paragraph (c) above, then the Parent and the Agent shall enter into negotiations in good faith with a view to agreeing:

(i)                        whether or not the change might result in material alteration in the commercial effect of any of the terms of this Agreement or any other Finance Document; and

(ii)                     if so, any amendments to this Agreement or any other Finance Document which may be necessary to ensure that the change does not result in any material alteration in the commercial effect of those terms, and if any amendments are agreed they shall take effect and be binding on each of the Parties in accordance with their terms.

(e)                                      Any reference in this Agreement to “financial statements” shall be construed as a reference to those financial statements as the same may be adjusted under this Clause 20.3 to reflect the basis upon which the Original Financial Statements were prepared.

20.4                   Access to records

At any time after the occurrence of a Default and for so long as it is continuing, upon the request of the Agent or a Finance Party each Obligor shall (at that Obligor’s expense) provide to the Agent or any of its representatives and professional advisors such access to that Obligor’s records (including its general ledger), books and assets as that person may require at reasonable times and upon reasonable notice.

20.5                   Information: miscellaneous

Each Obligor shall supply to the Agent, if the Agent so requests:

(a)                                      all documents dispatched by that Obligor to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

(b)                                     the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group which, if adversely determined against it, would be reasonably likely to have a Material Adverse Effect; and

(c)                                      promptly, such further information (including an extract of its general ledger) regarding the financial condition, business and operations of any Material Group Company as any Finance Party (through the Agent) may reasonably request.

20.6                   Notification of default

(a)                                      Each Obligor shall notify the Agent, of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)                                     Promptly upon a request by the Agent, each Borrower shall supply to the Agent, a certificate signed by 2 (two) of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing specifying the Default and the steps, if any, being taken to remedy it).

20.7                   Use of websites

(a)                                      The Parent may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Parent and the Agent (the “Designated Website”) if:

(i)                        the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)                     both the Parent and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)                  the information is in a format previously agreed between the Parent and the Agent.

If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Agent shall notify the Parent accordingly and the Parent shall supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form.  In any event the Parent shall supply the Agent with at least one copy in paper form of any information required to be provided by it.

(b)                                     The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Parent and the Agent.

(c)                                      The Parent shall promptly upon becoming aware of its occurrence notify the Agent if:

(i)                        the Designated Website cannot be accessed due to technical failure;

(ii)                     the password specifications for the Designated Website change;

(iii)                  any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)                 any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)                    the Parent becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Parent notifies the Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Parent under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website.  The Parent shall comply with any such request within ten Business Days.

20.8                   “Know your customer” checks

(a)                                      If:

(i)                        the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)                     any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date of this Agreement; or

(iii)                  a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)                                     Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)                                      The Parent shall, by not less than 10 Business Days’ prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Obligor pursuant to Clause 25 (Changes to the Obligors).

(d)                                     Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Obligor obliges the Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Parent shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Obligor.

21.                       FINANCIAL COVENANTS

21.1                   Financial definitions

In this Clause 21:

“Consolidated EBITDA” means, for any Measurement Period, (having reversed any entries made to reflect fair value gains or losses on financial derivative investments which are undertaken in the normal course of business) Consolidated Profits Before Interest and Tax before any amount attributable to the amortisation of intangible assets and depreciation of tangible assets and before any extraordinary items;

“Consolidated Net Borrowings” means, at any time, the aggregate amount of all obligations of the Group for or in respect of Indebtedness for Borrowed Money but excluding any such obligation to any member of the Group, adjusted to take account of the aggregate amount of freely available cash and cash equivalents held by any member of the Group (and so that no amount shall be included or excluded more than once);

“Consolidated Net Finance Charges” means, in respect of any Measurement Period, the aggregate amount of the interest (including the interest element of leasing and hire purchase payments and capitalised interest), commission, fees, discounts and other finance payments payable by any member of the Group (including any commission, fees, discounts and other finance payment payable by any member of the Group under any interest rate hedging arrangement but deducting any commission, fees, discounts and other finance payments receivable by any member of the Group under any interest rate hedging instrument) but deducting any other interest receivable by any member of the Group on any deposit or bank account;

“Consolidated Profits Before Interest and Tax” means, in respect of any Measurement Period, the consolidated net income of the Group (less the net income of any Project Finance Subsidiaries but including any dividends received in cash by any member of the Group (other than a Project Finance Subsidiary) from a Project Finance Subsidiary) before:

(a)             any provision on account of normal taxation; and

(b)                                     any interest, commission, discounts or other fees incurred or payable, received or receivable by any member of the Group in respect of Indebtedness for Borrowed Money; and

“Measurement Period” means each period of 12 (twelve) months ending on the last day of the Parent’s Financial Year and each period of 12 (twelve) months ending on the last day of the first half of the Parent’s Financial Year.

21.2                   Financial condition

The Parent shall ensure that for so long as any amount is outstanding under a Finance Document or any Commitment is in force:

(a)                                      the ratio of Consolidated EBITDA to Consolidated Net Finance Charges in respect of any Measurement Period shall be or shall exceed 5:1;

(b)                                     the ratio of Consolidated Net Borrowings to Consolidated EBITDA shall not in respect of any Measurement Period exceed 2.5:1.

21.3                   Financial testing

The financial covenants set out in Clause 21.2 (Financial condition) shall be tested by reference to each of the financial statements and/or each Compliance Certificate delivered pursuant to Clause 20.2 (Compliance Certificate).

21.4                   Breach of a Financial Condition Undertaking

Immediately upon becoming aware of a breach of either of the financial covenants in Clause 21.2 (Financial condition), an Obligor shall upon becoming aware notify the Agent and provide such details about the breach as the Agent may request (unless that Obligor is aware that a notification has already been provided by another Obligor).

22.                         GENERAL UNDERTAKINGS

The undertakings in this Clause 22 are given in favour of each Finance Party and remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

22.1                   Authorisations

Each Obligor shall promptly:

(a)                                      obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)                                     upon written request by the Agent or a Finance Party, supply certified copies to the Agent and/or a Finance Party, as the case may be, of,

any authorisation required or desirable under any applicable law to enable it to perform its obligations under the Finance Documents to which it is a party and to ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document.

22.2                   Compliance with laws

Each Obligor shall comply in all respects with all laws and regulations to which it may be subject (including, but not limited to, Environmental Law), if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents to which it is a party.

22.3                   Negative pledge

(a)                                      No Obligor shall (and the Parent shall procure that no other Material Group Company shall) create or permit to subsist any Encumbrance over any of its assets.

(b)                                     No Obligor shall (and the Parent shall ensure that no other Material Group Company will):

(i)                        sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by it or by an Obligor or any other member of the Group;

(ii)                     sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)                  enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)                 enter into any other preferential arrangement having a similar effect, in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)                                      Paragraphs (a) and (b) above do not apply to Permitted Encumbrances.

22.4                   Disposals and Mergers

(a)                                      No Obligor shall (and the Parent shall ensure that no other Material Group Company will):

(i)                        enter into a single transaction or a series of transactions (whether related or not) and whether voluntarily or involuntarily to sell, lease, transfer or otherwise dispose of any assets;

(ii)                     enter into any amalgamation, demerger, merger or corporate reconstruction.

(b)                                     Paragraph (a) above does not apply to:

(i)                        Permitted Disposals; or

(ii)                     any amalgamation, demerger, merger or corporate reconstruction of any member of the Group, without insolvency, if:

(A)                in respect of the Obligors or the successors-in-title or assignees of the Obligors, the Finance Documents are preserved as binding upon the amalgamated, demerged, merged and/or reconstructed members of the Group; and
(B)                  the amalgamated, demerged, merged and/or reconstructed companies will be members of the Group; and
(C)                  such amalgamation, demerger, merger and/or corporate reconstruction will not have a Material Adverse Effect.

22.5                   Change of business

Each Obligor shall procure that no substantial change is made to the general nature of its business or the business of the Group taken as a whole from that carried on at the date of this Agreement.

22.6                   Insurance

Each Obligor shall (and the Parent shall ensure that each Material Group Company will) maintain insurances on and in relation to its business, properties and assets with reputable underwriters or insurance companies against those risks and to the extent as is usual for companies carrying on the same or substantially similar business.

22.7                   Environmental Compliance

Each Obligor shall (and the Parent shall ensure that each Material Group Company will) substantially comply in all material respects with all Environmental Law and obtain and maintain any Environmental Permits and take all reasonable steps in anticipation of known or expected future changes to or obligations under the same.

22.8                   Environmental Claims

Each Obligor shall inform the Agent, in writing as soon as reasonably practical upon becoming aware of the same:

(a)                                      if any Environmental Claim (not of a frivolous or vexatious nature) has been commenced or (to the best of its knowledge and belief) threatened against any Material Group Company; or

(b)                                     of any facts or circumstances which will or are reasonably likely to result in any Environmental Claim (not of a frivolous or vexatious nature) being commenced or threatened against any Material Group Company, where the claim would be reasonably likely, if determined against that Material Group Company, to have a Material Adverse Effect.

22.9                   Taxation

Each Material Group Company shall duly and punctually pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties save to the extent that:

(a)                                      payment is being contested in good faith;

(b)                                     adequate reserves are being maintained for those Taxes; and

(c)                                      where such payment can be lawfully withheld.

22.10             Maintenance of Legal Status

Each Material Group Company shall do all such things as are necessary to maintain its existence as a legal person and shall maintain its books and records in good order and make all necessary corporate filings with the relevant authorities in its jurisdiction of incorporation.

22.11             Claims Pari Passu

Each Obligor shall ensure that at all times the claims of the Finance Parties against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors save those whose claims are preferred by any bankruptcy, insolvency, liquidation or other similar laws of general application in its jurisdiction of incorporation.

22.12             Maintenance of Assets

Each Material Group Company shall ensure that it has good title to or validly leases or licences all of the assets necessary and has all consents and/or authorisations necessary to carry on its business as conducted to the extent that failure to comply with this Clause 22.12 could reasonably be expected to have a Material Adverse Effect.

22.13             Acquisitions

No Obligor shall (and the Parent shall ensure that no Material Group Company will), without the prior consent of the Majority Lenders, enter into any transaction, acquire any company, business, assets or undertaking where such a transaction or acquisition is classed as a “Category 1” transaction under the Listing Requirements of the JSE Limited.  For the purpose of this Clause 22.13 only, references to a transaction shall be construed as not including any acquisition of the Parent by a third party.

22.14             Financial Indebtedness

No member of the Group (other than a Guarantor or a Project Finance Subsidiary) shall incur, create or permit to subsist or have outstanding any Financial Indebtedness or enter into any agreement or arrangement whereby it is entitled to incur, create or permit to subsist any Financial Indebtedness other than Permitted Financial Indebtedness.

22.15             Ownership of Material Group Companies

The Parent shall ensure that:

(a)                                      each Material Group Company (other than the Parent, any Ghanaian Company and the Cerro Corona Subsidiary) is and continues to be a wholly-owned Subsidiary of the Parent;

(b)                                     the Parent holds and continues to hold at least 71% of the issued share capital of each Ghanaian Company; and

(c)                                      the Parent holds and continues to hold at least 92% of the voting shares in the share capital of the Cerro Corona Subsidiary (which equates to 80.7% of the issued and outstanding shares in the share capital of the Cerro Corona Subsidiary).

23.                         EVENTS OF DEFAULT

Each of the events or circumstances set out in Clause 23 is an Event of Default (whether or not caused by any reason whatsoever outside the control of a Borrower or the Parent or any other person).

23.1                   Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressly payable unless:

(a)                                      its failure to pay is caused by administrative or technical error; and

(b)                                     payment is made within 3 (three) Business Days of its due date.

23.2                   Financial covenants

Any requirement of Clause 21 (Financial Covenants) is not satisfied.

23.3                   Other obligations

(a)                                      Subject to Clause 23.17 (Remedy), an Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 23.1 (Non-Payment) and Clause 21 (Financial Covenants)).

(b)                                     No Event of Default will occur under paragraph (a) above if the Taxes not duly and punctually paid and discharged and in respect of which the undertaking contained in Clause 22.9 (Taxation) is given do not exceed an amount of $10,000,000 (ten million dollars).

23.4                   Misrepresentation

(a)                                      Subject to Clause 23.17 (Remedy), any representation or statement made or deemed to be made by any Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material and adverse respect when made or deemed to be made.

(b)                                     No Event of Default will occur under paragraph (a) above if the Taxes in respect of which the representation contained in Clause 19.20 (Taxation) was made does not exceed an amount of $10,000,000 (ten million dollars).

23.5                   Cross-default

(a)                                      Any Financial Indebtedness of a Material Group Company is not paid when due, nor where there is an applicable grace period, within the earlier to expire of the originally applicable grace period and a period of 5 (five) days starting at the same time as the originally applicable grace period.

(b)                                     Any Financial Indebtedness of a Material Group Company is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)                                      Any commitment for any Financial Indebtedness of a Material Group Company is cancelled or suspended by a creditor of a Material Group Company as a result of an event of default (however described).

(d)                                     Any creditor of a Material Group Company becomes entitled to declare any Financial Indebtedness of a Material Group Company due and payable prior to its specified maturity as a result of an event of default (however described).

(e)                                      No Event of Default will occur under this Clause 23.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness, falling within paragraphs (a) to (d) of this Clause 23.5 above is less than $20,000,000.

23.6                   Insolvency

(a)                                      Any Material Group Company is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its classes of creditors with a view to rescheduling any of its Financial Indebtedness which in the case of a Material Group Company (other than an Obligor) could reasonably be expected to have a Material Adverse Effect.

(b)                                     The value of the assets of any Material Group Company is less than its liabilities (taking into account contingent and prospective liabilities) which in the case of a Material Group Company (other than an Obligor) could reasonably be expected to have a Material Adverse Effect.

(c)                                      A moratorium is declared in respect of any Financial Indebtedness of any Material Group Company.

23.7                   Insolvency proceedings

Any corporate action, legal proceedings or other similar procedure or step is taken in relation to:

(a)                                      the suspension of payments, a moratorium of any Financial Indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Material Group Company;

(b)                                     a composition, compromise, assignment or arrangement with any creditor or class of creditors of any Material Group Company;

(c)                                      the appointment of a liquidator, receiver, administrator, administrative receiver, judicial manager, compulsory manager or other similar officer in respect of any Material Group Company or any of its assets; or

(d)                                     enforcement of any Encumbrance over any assets of any Material Group Company,

or any analogous procedure or step is taken in any jurisdiction and any such procedure or proceedings are not contested in good faith nor discharged within 30 (thirty) days (or such shorter period provided for contesting such procedure or proceedings under the laws of the relevant jurisdiction).

23.8                   Failure to comply with final judgement

Any Material Group Company fails within 5 (five) Business Days of the due date to comply with or pay any sum due from it under any material final judgement or any final order made or given by any court of competent jurisdiction.  For the purposes of this Clause 23.8, a “material final judgement” shall be any judgement for the payment of a sum of money in excess of $10,000,000 (ten million dollars).

23.9                   Creditors’ process

Any expropriation (other than an expropriation where fair compensation is received) or the operation of the attachment, sequestration, distress or execution affects any material asset of a Material Group Company and is not discharged within 21 (twenty-one) days.  For the purposes of this Clause 23.9 a “material asset” is any single income producing asset of the relevant Material Group Company which contributes not less than 5% (five percent) towards the Consolidated EBITDA or gross assets of the Group (calculated according to the most recent set of audited consolidated financial statements delivered pursuant to Clause 20.1 (Financial Statements)) provided that any loss of mineral rights arising as a result of the operation of the Mineral and Petroleum Resources Development Act, No. 28 of 2002 substantially in its current form as at the date of this Agreement and/or the operation of the Minerals and Petroleum Royalty Bill in substantially its current form once enacted shall not constitute an expropriation for the purposes of this Clause 23.9.

23.10             Unlawfulness

It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents or such obligations cease to be legal, valid, binding or enforceable obligations.

23.11             Repudiation and Unenforceability

An Obligor repudiates a Finance Document or any Finance Document is declared to be or is otherwise unenforceable against an Obligor by a court of the jurisdiction of incorporation of the relevant Obligor.

23.12             Governmental Intervention

By or under the authority of any government:

(a)                                      the management of any Material Group Company is wholly or partially displaced or the authority of any Material Group Company in the conduct of its business is wholly or partially taken over; or

(b)                                     all or a majority of the issued shares of any Material Group Company or material part of its revenues or assets is seized, nationalised, expropriated or compulsorily acquired.  For the purposes of this Clause 23.12 “material part of its revenues or assets” shall in relation to the relevant Material Group Company be construed as revenues comprising not less than 5% (five percent) of the Consolidated EBITDA or gross assets of the Group calculated mutatis mutandis in accordance with the provisions of Clause 23.9 (Creditors’ process) or assets which contribute not less than 5% (five percent) towards the Consolidated EBITDA or gross assets of the Group calculated mutatis mutandis accordance with the provisions of Clause 23.9 (Creditors’ process), provided that neither the implementation of the Mineral and Petroleum Resources Development Act, No. 28 of 2002 substantially in its current form as at the date of this Agreement nor the implementation of the Minerals and Petroleum Royalty Bill in substantially its current form once enacted shall constitute a seizure, nationalisation, expropriation or compulsory acquisition as contemplated by this Clause 23.12.

23.13             Material Adverse Effect

Any change occurs in the business, condition (financial or otherwise), operations, performance, properties or prospects of any Obligor or the Group as a whole since the date of the last set of annual financial statements provided to the Agent in accordance with this Agreement in relation to such Obligor or the Group, as appropriate which would be reasonably likely to have a Material Adverse Effect.

23.14             Cessation of Business

Any Material Group Company ceases to carry on the business which it undertakes at the date of this Agreement.

23.15             Litigation

Any litigation, arbitration, administrative proceedings or governmental or regulatory investigations or proceedings against any Material Group Company or its respective assets or revenues is reasonably expected to be adversely determined, and if so determined, could reasonably be expected to have a Material Adverse Effect.

23.16             Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Parent:

(a)                                      cancel the Total Commitments whereupon they shall immediately be cancelled;

(b)                                     declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)                                      declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders.

23.17             Remedy

(a)                                      No Event of Default under this Clause 23 (Events of Default) (other than those referred to in Clause 23.1 (Non-payment) and 23.2 (Financial covenants)) will occur if the failure to comply or circumstance giving rise to the same is capable of remedy and is remedied by an Obligor within 10 (ten) days of the Agent giving notice to the Obligors or any Obligor becoming aware of the failure to comply.

(b)                                     For the purposes of paragraph (a) above, the events or circumstances referred to in Clause 23.5 (Cross-default), Clause 23.6 (Insolvency), Clause 23.7 (Insolvency Proceedings), Clause 23.8 (Failure to comply with final judgment), Clause 23.9 (Creditors’ process), Clause 23.10 (Unlawfulness), Clause 23.11 (Repudiation and Unenforceability), Clause 23.12 (Governmental Intervention), Clause 23.13 (Material Adverse Change) and Clause 23.14 (Cessation of Business) shall be deemed to be incapable of remedy save to the extent set out therein unless the Agent determines otherwise.

SECTION 9
CHANGES TO PARTIES

24.                         CHANGES TO THE LENDERS

24.1                   Assignments and transfers by the Lenders

Subject to this Clause 24, a Lender (the “Existing Lender”) may:

(a)                                      assign any of its rights; or

(b)                                     transfer by novation any of its rights and obligations,

to another bank or financial institution (the “New Lender”).

24.2                   Conditions of assignment or transfer

(a)                                      The consent of the Parent is required for an assignment or transfer by an Existing Lender, unless the assignment or transfer is:

(i)                        to another Lender or an Affiliate of a Lender; or

(ii)                     made at a time when an Event of Default is continuing.

(b)                                     The consent of the Parent to an assignment or transfer must not be unreasonably withheld or delayed.  The Parent will be deemed to have given its consent five Business Days after the Existing Lender has requested it unless consent is expressly refused by the Parent within that time.

(c)                                      The consent of the Parent to an assignment or transfer must not be withheld solely because the assignment or transfer may result in an increase to the Mandatory Cost.

(d)                                     An assignment will only be effective on:

(i)                        receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(ii)                     performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(e)                                      A transfer will only be effective if the procedure set out in Clause 24.5 (Procedure for transfer) is complied with.

(f)                                        If:

(i)                        a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)                     as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 13 (Tax gross-up and indemnities) or Clause 14 (Increased costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

24.3                   Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of $1500.

24.4                   Limitation of responsibility of Existing Lenders

(a)                                      Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)                        the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)                     the financial condition of any Obligor;

(iii)                  the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)                 the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)                                     Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)                        has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)                     will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)                                      Nothing in any Finance Document obliges an Existing Lender to:

(i)                        accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 24; or

(ii)                     support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

24.5                     Procedure for transfer

(a)                                      Subject to the conditions set out in Clause 24.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender.  The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)                                     The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)                                      On the Transfer Date:

(i)                        to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)                     each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)                  the Agent, the Arranger, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arranger and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)                 the New Lender shall become a Party as a “Lender”.

24.6                     Copy of Transfer Certificate to Parent

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Parent a copy of that Transfer Certificate.

24.7                     Disclosure of information

Any Lender may disclose to any of its Affiliates and any other person:

(a)                                      to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

(b)                                     with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any Obligor; or

(c)                                      to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation,

any information about any Obligor, the Group and the Finance Documents as that Lender shall consider appropriate if, in relation to paragraphs (a) and (b) above, the person to whom the information is to be given has entered into a Confidentiality Undertaking.

25.                           CHANGES TO THE OBLIGORS

25.1                     Assignment and transfers by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

25.2                     Additional Borrowers

(a)                                      Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 20.8 (“Know your customer” checks), the Parent may request that any of its wholly owned Subsidiaries becomes an Additional Borrower.  That Subsidiary shall become an Additional Borrower if:

(i)                        all the Lenders approve the addition of that Subsidiary;

(ii)                     the Parent delivers to the Agent a duly completed and executed Accession Letter;

(iii)                  the Parent confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower; and

(iv)                 the Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent) in relation to that Additional Borrower, each in form and substance satisfactory to the Agent.

(b)                                     The Agent shall notify the Parent and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent).

25.3                     Resignation of an Additional Borrower

(a)                                      The Parent may request that a Borrower (other than the Original Borrower) ceases to be a Borrower by delivering to the Agent a Resignation Letter.

(b)                                     The Agent shall accept a Resignation Letter and notify the Parent and the Lenders of its acceptance if:

(i)                        no Default is continuing or would result from the acceptance of the Resignation Letter (and the Parent has confirmed to the Agent that this is the case); and

(ii)                     the Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents,

whereupon that company shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents.

25.4                     Additional Guarantors

(a)                                      Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 20.8 (“Know your customer” checks), the Parent may request that any of its wholly owned Subsidiaries become an Additional Guarantor.  That Subsidiary shall become an Additional Guarantor if;

(i)                        the Parent delivers to the Agent a duly completed and executed Accession Letter; and

(ii)                     the Agent has received all of the documents and other evidence listed in Part III of Schedule 2 (Conditions precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent.

(b)                                     The Agent shall notify the Parent and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part III of Schedule 2 (Conditions precedent).

25.5                     Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the representations in Clause 19 (Representations) are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

25.6                     Resignation of an Additional Guarantor

(a)                                      The Parent may request that a Guarantor (other than an Original Guarantor) ceases to be a Guarantor by delivering to the Agent a Resignation Letter.

(b)                                     The Agent shall accept a Resignation Letter and notify the Parent and the Lenders of its acceptance if no Default is continuing and the Parent has confirmed to the Agent that this is the case.

SECTION 10
THE FINANCE PARTIES

26.                           ROLE OF THE AGENT AND THE ARRANGER

26.1                     Appointment of the Agent

(a)                                      Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)                                     Each other Finance Party authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

26.2                     Duties of the Agent

(a)                                      The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)                                     Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)                                      If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(d)                                     If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Arranger) under this Agreement it shall promptly notify the other Finance Parties.

(e)                                      The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

26.3                     Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

26.4                     No fiduciary duties

(a)                                      Nothing in this Agreement constitutes the Agent or the Arranger as a trustee or fiduciary of any other person.

(b)                                     Neither the Agent nor the Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

26.5                     Business with the Group

The Agent and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

26.6                     Rights and discretions of the Agent

(a)                                      The Agent may rely on:

(i)                        any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)                     any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)                                     The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)                        no Default has occurred (unless it has actual knowledge of a Default arising under Clause 23.1 (Non-payment));

(ii)                     any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)                  any notice or request made by the Parent (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)                                      The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)                                     The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)                                      The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)                                        Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

26.7                     Majority Lenders’ instructions

(a)                                      Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)                                     Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)                                      The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)                                     In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)                                      The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

26.8                     Responsibility for documentation

Neither the Agent nor the Arranger:

(a)                                      is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Arranger, an Obligor or any other person given in or in connection with any Finance Document or the Information Memorandum; or

(b)                                     is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

26.9                     Exclusion of liability

(a)                                      Without limiting paragraph (b) below, the Agent will not be liable (including without limitation, for negligence or any other category of liability whatsoever) for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)                                     No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause 26.9 subject to Clause 1.4 (Third Party Rights) and the provisions of the Third Parties Act.

(c)                                      The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)                                     Nothing in this Agreement shall oblige the Agent or the Arranger to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arranger.

26.10               Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

26.11               Resignation of the Agent

(a)                                      The Agent may resign and appoint one of its Affiliates acting through an office as successor by giving notice to the other Finance Parties and the Parent.

(b)                                     Alternatively the Agent may resign by giving notice to the other Finance Parties and the Parent, in which case the Majority Lenders (after consultation with the Parent) may appoint a successor Agent.

(c)                                      If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Agent (after consultation with the Parent) may appoint a successor Agent.

(d)                                     The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)                                      The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)                                        Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 26.  Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)                                     After consultation with the Parent, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above.  In this event, the Agent shall resign in accordance with paragraph (b) above.

26.12               Confidentiality

(a)                                      In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)                                     If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

26.13               Relationship with the Lenders

(a)                                      The Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)                                     Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost Formulae).

26.14               Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)                                      the financial condition, status and nature of each member of the Group;

(b)                                     the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)                                      whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)                                     the adequacy, accuracy and/or completeness of the Information Memorandum and any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

26.15               Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Parent) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

26.16       Agent’s Management Time

Any amount payable to the Agent under Clause 15.3 (Indemnity to the Agent), Clause 17 (Costs and expenses) and Clause 26.10 (Lenders’ indemnity to the Agent) shall include the cost of utilising the Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Parent and the Lenders, and is in addition to any fee paid or payable to the Agent under Clause 12 (Fees).

26.17               Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed.  For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

27.                           CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)                                      interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)                                     oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)                                      oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

28.                           SHARING AMONG THE FINANCE PARTIES

28.1                     Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 29 (Payment Mechanics) and applies that amount to a payment due under the Finance Documents then:

(a)                                      the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

(b)                                     the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 29 (Payment Mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)                                      the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 29.5 (Partial Payments).

28.2                     Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 29.5 (Partial Payments).

28.3                     Recovering Finance Party’s rights

(a)                                      On a distribution by the Agent under Clause 28.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)                                     If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

28.4                     Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)                                      each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 28.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)                                     that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.

28.5                     Exceptions

(a)                                      This Clause 28 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause 28, have a valid and enforceable claim against the relevant Obligor.

(b)                                     A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)                        it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)                     that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 11
ADMINISTRATION

29.                           PAYMENT MECHANICS

29.1                     Payments to the Agent

(a)                                      On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)                                     Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Agent specifies.

29.2                     Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 29.3 (Distributions to an Obligor), Clause 29.4 (Clawback) and Clause 26.17 (Deduction from amounts payable by the Agent) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency.

29.3                     Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 30 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

29.4                     Clawback

(a)                                      Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)                                     If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

29.5                     Partial payments

(a)                                      If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)                        first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent and the Arranger under the Finance Documents;

(ii)                     secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)                  thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)                 fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)                                     The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)                                      Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

29.6                     No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

29.7                     Business Days

(a)                                      Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)                                     During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

29.8                     Currency of account

(a)                                      Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)                                     A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.

(c)                                      Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)                                     Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)                                      Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

29.9                     Change of currency

(a)                                      Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)                        any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Parent); and

(ii)                     any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)                                     If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Parent) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

30.                           SET-OFF

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation.  If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

31.                           NOTICES

31.1                     Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

31.2                     Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)                                      in the case of the Parent, that identified with its name below;

(b)                                     in the case of each Lender or any other Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)                                      in the case of the Agent, that identified with its name below,

or any substitute address or fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

31.3                     Delivery

(a)                                      Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)                        if by way of fax, when received in legible form; or

(ii)                     if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Clause 31.2 (Addresses), if addressed to that department or officer.

(b)                                     Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)                                      All notices from or to an Obligor shall be sent through the Agent.

(d)                                     Any communication or document made or delivered to the Parent in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

31.4                     Notification of address and fax number

Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 31.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

31.5                     Electronic communication

(a)                                      Any communication to be made between the Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender:

(i)                        agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)                     notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)                  notify each other of any change to their address or any other such information supplied by them.

(b)                                     Any electronic communication made between the Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

31.6                     English language

(a)                                      Any notice given under or in connection with any Finance Document must be in English.

(b)                                     All other documents provided under or in connection with any Finance Document must be:

(i)                        in English; or

(ii)                     if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

32.                           CALCULATIONS AND CERTIFICATES

32.1                     Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

32.2                     Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

32.3                     Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

33.                           PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

34.                           REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy.  The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

35.                           AMENDMENTS AND WAIVERS

35.1                     Required consents

(a)                                      Subject to Clause 35.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Parent and any such amendment or waiver will be binding on all Parties.

(b)                                     The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 35.

35.2                     Exceptions

(a)                                      An amendment or waiver that has the effect of changing or which relates to:

(i)                        the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)                     an extension to the date of payment of any amount under the Finance Documents;

(iii)                  a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)                 an increase in or an extension of any Commitment;

(v)                    a change to the Borrowers or Guarantors (other than in accordance with Clause 25 (Changes to the Obligors));

(vi)                 any provision which expressly requires the consent of all the Lenders;

(vii)              Clause 2.2 (Finance Parties’ rights and obligations), Clause 24 (Changes to the Lenders) or this Clause 35.

shall not be made without the prior consent of all the Lenders.

(b)                                     An amendment or waiver which relates to the rights or obligations of the Agent or the Arranger may not be effected without the consent of the Agent or the Arranger.

36.                           COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 12
GOVERNING LAW AND ENFORCEMENT

37.                           GOVERNING LAW

This Agreement is governed by English law.

38.                           ENFORCEMENT

38.1                     Jurisdiction

(a)                                      The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

(b)                                     The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)                                      This Clause 38.1 is for the benefit of the Finance Parties only.  As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction.  To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

38.2                     Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(a)                                      irrevocably appoints Law Debenture Corporate Services Limited as its agent for service of process (in the case of an Obligor incorporated in South Africa, domicilium citandi et executandi) in relation to any proceedings before the English courts in connection with any Finance Document; and

(b)                                     agrees that failure by an agent for service of process to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1
THE ORIGINAL PARTIES

Part I
The Obligors

Name of Original Borrower	Registration number (or equivalent, if any)

Orogen Holding (BVI) Limited, incorporated in the British Virgin Islands	184982

Name of Original Guarantors	Registration number (or equivalent, if any)

Gold Fields Limited, incorporated in South Africa	1968/004880/06

GFI Mining South Africa (Proprietary) Limited, incorporated in South Africa	2002/031431/07

Gold Fields Holdings Company (BVI) Limited, incorporated in the British Virgin Islands	651406

Part II
The Original Lenders

Name of Original Lender	Commitment

Barclays Bank PLC	$21,875,000

JPMorgan Chase Bank, N.A.	$21,875,000

ABN Amro Bank N.V., Johannesburg Branch	$18,750,000

Calyon	$18,750,000

Citibank International plc	$18,750,000

Commerzbank International S.A.	$18,750,000

Commonwealth Bank of Australia	$18,750,000

Fortis Bank S.A./N.V.	$18,750,000

Goldman Sachs Credit Partners L.P.	$18,750,000

Mizuho Corporate Bank	$18,750,000

Standard Chartered Bank	$18,750,000

The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$18,750,000

The Royal Bank of Scotland plc	$18,750,000
$250,000,000

SCHEDULE 2
CONDITIONS PRECEDENT

Part I
Conditions precedent to initial Utilisation

1.                                 Obligors

(a)                                      A copy of the constitutional documents of each Obligor.

(b)                                     A copy of a good standing certificate with respect to the Original Borrower and Gold Fields Holdings Company (BVI) Limited, issued as of a recent date by the appropriate official in the British Virgin Islands.

(c)                                      A copy of a resolution of the board of directors of each Obligor:

(i)                        approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)                     authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)                  authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request and Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(d)                                     A specimen of the signature of each person authorised by the resolution referred to in paragraph (c) above.

(e)                                      A certificate of incumbency from the registered agent for the Original Borrower and Gold Fields Holdings Company (BVI) Limited.

(f)                                        A copy of the resolution of the shareholders of the Original Borrower and Gold Fields Holdings Company (BVI) Limited approving the relevant resolutions of the board of directors and the transactions contemplated thereby.

(g)                                     A certificate of the Obligors (signed by a director) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on any Obligor to be exceeded.

(h)                                     A certificate of an authorised signatory of the relevant Obligor certifying that each copy document relating to it specified in this Part 1 of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.                                 Legal opinions

(a)                                      A legal opinion of Clifford Chance LLP legal advisers to the Arranger and the Agent in England, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(b)                                     A legal opinion of Conyers Dill & Pearman, legal advisers to the Arranger and Agent in the British Virgin Islands, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(c)                                      A legal opinion of Edward Nathan (Proprietary) Limited, legal advisers to the Arranger and Agent in South Africa, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

3.                                 Other documents and evidence

(a)                                      A certificate from the Parent confirming that the conditions to the completion of the Acquisition as set out in the arrangement agreement dated 1 December 2005 have been satisfied or waived (other than the payment of the purchase price).

(b)                                     Evidence that any agent for service of process referred to in Clause 38.2 (Service of process) has accepted its appointment.

(c)                                      The Original Financial Statements together with the latest audited financial statements of each other Obligor (other than the Original Borrower).

(d)                                     Evidence that the fees, costs and expenses then due from the Parent pursuant to Clause 12 (Fees) and Clause 17 (Costs and expenses) have been paid or will be paid by the first Utilisation Date.

(e)                                      A copy of any authorisation or consent (to include any relevant corporate, regulatory and shareholder consent) which the Agent considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by this Agreement or for the validity and enforceability of any Finance Document.

(f)                                        A copy of the approval of the Exchange Control Department of the South African Reserve Bank confirming that Gold Fields Limited and GFI Mining South Africa (Proprietary) Limited may enter into and provide the guarantee as contemplated by this Agreement.

Part II
Conditions Precedent required to be
delivered by an Additional Borrower

1.                                 An Accession Letter, duly executed by the Additional Borrower and the Parent.

2.                                 A copy of a good standing certificate with respect to any Additional Borrower incorporated in the British Virgin Islands, issued as of a recent date by the appropriate official in the British Virgin Islands.

3.                                 A copy of the constitutional documents of the Additional Borrower.

4.                                 A copy of a resolution of the board of directors of the Additional Borrower:

(a)                                      approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute the Accession Letter;

(b)                                     authorising a specified person or persons to execute the Accession Letter on its behalf; and

(c)                                      authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including, in relation to an Additional Borrower, any Utilisation Request or Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents.

5.                                 A specimen of the signature of each person authorised by the resolution referred to in paragraph 4 above.

6.                                 A certificate of incumbency from the registered agent of each Additional Borrower incorporated in the British Virgin Islands.

7.                                 A certificate of the Additional Borrower (signed by a director) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded.

8.                                 A certificate of an authorised signatory of the Additional Borrower certifying that each copy document listed in this Part II of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.

9.                                 A copy of any other authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by the Accession Letter or for the validity and enforceability of any Finance Document.

10.                           If available, the latest audited financial statements of the Additional Borrower.

11.                           A legal opinion from legal advisers to the Agent in England.

12.                           If the Additional Borrower is incorporated in a jurisdiction other than England and Wales, a legal opinion of the legal advisers to the Arranger and the Agent in the jurisdiction in which the Additional Borrower is incorporated.

13.                           If the proposed Additional Borrower is incorporated in a jurisdiction other than England and Wales, evidence that the agent for service of process specified in Clause 38.2 (Service of process) has accepted its appointment in relation to the proposed Additional Borrower.

Part III
Conditions Precedent required to be
delivered by an Additional Guarantor

1.                                 An Accession Letter, duly executed by the Additional Guarantor and the Company.

2.                                 A copy of the constitutional documents of the Additional Guarantor.

3.                                 A copy of a good standing certificate with respect to any Additional Guarantor incorporated in the British Virgin Islands, issued as of a recent date by the appropriate official in the British Virgin Islands.

4.                                 A copy of a resolution of the board of directors of the Additional Guarantor:

(a)                                      approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute the Accession Letter;

(b)                                     authorising a specified person or persons to execute the Accession Letter on its behalf; and

(c)                                      authorising a specified person or persons, on its behalf, to sign and/or dispatch all other documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents.

5.                                 A specimen of the signature of each person authorised by the resolution referred to in paragraph 4 above.

6.                                 A certificate of incumbency from the registered agent of each Additional guarantor incorporated in the British Virgin Islands.

7.                                 A copy of a resolution signed by all the holders of the issued shares of the Additional Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Guarantor is a party.

8.                                 A certificate of the Additional Guarantor (signed by a director) confirming that guaranteeing the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded.

9.                                 A certificate of an authorised signatory of the Additional Guarantor certifying that each copy document listed in this Part III of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.

10.                           A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by the Accession Letter or for the validity and enforceability of any Finance Document.

11.                           If available, the latest audited financial statements of the Additional Guarantor.

12.                           A legal opinion from legal advisers to the Agent in England.

13.                           If the Additional Guarantor is incorporated in a jurisdiction other than England and Wales, a legal opinion of the legal advisers to the Agent in the jurisdiction in which the Additional Guarantor is incorporated.

14.                           If the Additional Guarantor is incorporated in a jurisdiction other than England and Wales, evidence that the agent for service of process specified in Clause 38.2 (Service of process) has accepted its appointment in relation to the proposed Additional Guarantor.

15.                           A copy of the approval of the Exchange Control Department of the South African Reserve Bank confirming that any Additional Guarantor incorporated in South Africa may enter into and provide the guarantees as contemplated by this Agreement.

SCHEDULE 3
REQUESTS

Part I
Utilisation Request

From:      [Borrower]

To:          J.P. Morgan Europe Limited

Dated:

Dear Sirs

Gold Fields Limited – Dual Currency Term Facility Agreement

dated [•] February 2006 (the “Agreement”)

1.                                 We refer to the Agreement.  This is a Utilisation Request.  Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.                                 We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)
Currency of Loan:	[ ]
Amount:	[ ]
Interest Period:	[ ]

3.                                 We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.                                 The proceeds of this Loan should be credited to [account].

5.                                 This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for
[name of relevant Borrower]

Part II

Selection Notice

From:      [Borrower]

To:          J.P. Morgan Europe Limited

Dated:

Dear Sirs

Gold Fields Limited - Dual Currency Facility Agreement
dated [•] February 2006 (the “Agreement”)

1.                                 We refer to the Agreement.  This is a Selection Notice.  Terms defined in the Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2.                                 We refer to the following Loan[s] in [identify currency] with an Interest Period ending on [         ]*.

3.                                 [We request that the above Loan[s] be divided into [             ] Loans  with the following Base Currency Amounts and Interest Periods:] **

or

[We request that the next Interest Period for the above Loan[s] is [      ]].***

4.                                 We request that the above Loan[s] [is]/[are] [denominated in the same currency for the next Interest Period]/[denominated in [•] currency.  As this results in a change of currency we confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Selection Notice.  The proceeds of any change in currency should be credited to [account].].

5.                                 This Selection Notice is irrevocable.

Yours faithfully

authorised signatory for
Gold Fields Limited on behalf of
[name of relevant Borrower]

*	Insert details of all Loans in the same currency which have an Interest Period ending on the same date.
**	Use this option if division of Loans is requested.
***	Use this option if sub-division is not required.

SCHEDULE 4

Mandatory Cost Formulae

1.                                 The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.                                 On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below.  The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.                                 The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Agent.  This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.                                 The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:

E×0.01	per cent. per annum.
300

Where:

E                         is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.                                 For the purposes of this Schedule:

(a)                                      “Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(b)                                     “Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(c)                                      “Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.                                 If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that

Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

7.                                 Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate.  In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)                                      the jurisdiction of its Facility Office; and

(b)                                     any other information that the Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

8.                                 The percentages of each Lender for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 6 and 7 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

9.                                 The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 6 and 7 above is true and correct in all respects.

10.                           The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 6 and 7 above.

11.                           Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

12.                           The Agent may from time to time, after consultation with the Parent and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 5

Form of Transfer Certificate

To:          J.P. Morgan Europe Limited as Agent

From:      [The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

Gold Fields Limited – Dual Currency Facility Agreement

dated [•] February 2006 (the “Agreement”)

1.                                 We refer to the Agreement.  This is a Transfer Certificate.  Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.                                 We refer to Clause 24.5 (Procedure for transfer):

(a)                                      The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 24.5 (Procedure for transfer).

(b)                                     The proposed Transfer Date is [      ].

(c)                                      The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 31.2 (Addresses) are set out in the Schedule.

3.                                 The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 24.4 (Limitation of responsibility of Existing Lenders).

4.                                 This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

5.                                 This Transfer Certificate is governed by English law.

THE SCHEDULE
Commitment/rights and obligations to be transferred

[insert relevant details]
[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]

By:	By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [           ].

J.P. Morgan Europe Limited

By:

SCHEDULE 6

Form of Accession Letter

To:          J.P. Morgan Europe Limited as Agent

From:      [Subsidiary] and Gold Fields Limited

Dated:

Dear Sirs

Gold Fields Limited – Dual Currency Facility Agreement

dated [•] February 2006 (the “Agreement”)

1.                                 We refer to the Agreement.  This is an Accession Letter.  Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.                                 [Subsidiary] agrees to become an Additional [Borrower]/[Guarantor] and to be bound by the terms of the Agreement as an Additional [Borrower]/[Guarantor] pursuant to Clause [25.2 (Additional Borrowers)]/[25.4 (Additional Guarantors)] of the Agreement.  [Subsidiary] is a Parent duly incorporated under the laws of [name of relevant jurisdiction].

3.                                 [Subsidiary’s] administrative details are as follows:

Address:

Fax No:

Attention:

4.                                 This Accession Letter is governed by English law.

Gold Fields Limited	[Subsidiary]

SCHEDULE 7

Form of Resignation Letter

To:          J.P. Morgan Europe Limited as Agent

From:      [resigning Obligor] and Gold Fields Limited

Dated:

Dear Sirs

Gold Fields Limited – Dual Currency Facility Agreement

dated [•] February 2006 (the “Agreement”)

1.                                 We refer to the Agreement.  This is a Resignation Letter.  Terms defined in the Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Accession Letter.

2.                                 Pursuant to [Clause 25.3 (Resignation of an Additional Borrower)]/[Clause 25.6 (Resignation of an Additional Guarantor)], we request that [resigning Obligor] be released from its obligations as a [Borrower]/[Guarantor] under the Agreement.

3.                                 We confirm that no default is continuing or would result from the acceptance of this request.

4.                                 This Resignation Letter is governed by English law.

Gold Fields Limited	[Subsidiary]

By:	By:

SCHEDULE 8

Form of Compliance Certificate

To:          J.P. Morgan Europe Limited

From:      Gold Fields Limited

Dated:

Dear Sirs

Gold Fields Limited – Dual Currency Facility Agreement
dated [•] February 2006 (the “Agreement”)

1.                                 We refer to the Agreement.  This is a Compliance Certificate.  Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.                                 We confirm that as at [  ]:

(a)                                      Consolidated EBITDA to Consolidated Net Finance Charges

the ratio of Consolidated EBITDA to Consolidated Net Finance Charges in respect of the Measurement Period ending on [ ] was: [      ] : 1; and

(b)                                     Consolidated Net Borrowings to Consolidated EBITDA

the ratio of Consolidated Net Borrowings to Consolidated EBITDA in respect of the Measurement Period ending on [ ] was: [      ] : 1,

and attach calculations showing how these figures were calculated.

3.                                 We confirm that no Default is continuing.

Signed:
	Director	Director
	of	Of
	Gold Fields Limited	Gold Fields Limited

[insert applicable certification language]

[or and on behalf of
[name of auditors of the Parent]

SCHEDULE 9

TIMETABLE

“U” = date of utilisation

“U - X” = X Business Days prior to date of Utilisation

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request) or a Selection Notice (Clause 10.1 (Selection of Interest Periods))	U-3 10.00 a.m.

Agent determines (in relation to a Utilisation) the Base Currency Amount of the Loan, if required under Clause 5.4 (Lenders’ participation)	U-3 noon

Agent notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders’ participation)	U-3 3.00 p.m.

Agent determines amount of the Loan in Optional Currency in accordance with Clause 6.3 (Change of currency)	U-3 3.00 p.m.

Agent determines amount of the Loan in Optional Currency in accordance with Clause 6.4 (Same Optional Currency during successive Interest Periods)	U-3 3.00 p.m.

Agent determines amount of the Loan in Optional Currency converted into Base Currency in accordance with paragraph (b) of Clause 6.4 (Same Optional Currency during successive Interest Periods)	U-3 3.00 p.m.

Agent receives a notification from a Lender under Clause 6.2 (Unavailability of a currency)	U-2 9.30 a.m.

Agent gives notice in accordance with Clause 6.2 (Unavailability of a currency)	U-2 10.30 a.m.

LIBOR is fixed	U-2 11:00 a.m.

SCHEDULE 10

DISCLOSURE SCHEDULE

M ROUSSOUW/ GOLD FIELDS LIMITED CASE NO 2005/27142 (WITWATERSRAND LOCAL DIVISION)

As referred to in the letter dated 6 December 2005 from Brink Cohen Le Roux, attorneys to GFL Mining Services Limited, in relation to an action instituted against Gold Fields Limited by Mr. Marius Rossouw arising from alleged breach of contract, alternatively the alleged misappropriation, and/or unlawful exploitation of certain mineral rights, which claim the aforementioned plaintiff alleges to have taken cession of from the ostensible holders of such “old order” mineral rights.

SIGNATURES

The Parent

GOLD FIELDS LIMITED

By:	NICK HOLLAND

Address:	24 St. Andrews Road
Parktown
Johannesburg
South Africa 2193

Fax:	+27 11 484-4882

The Original Borrower

OROGEN HOLDING (BVI) LIMITED

By:	COLIN BIRD
Director

Address:	Fallon Cliff
Palace Road
Douglas
Isle of Man

Fax:	+44 1624 630001

The Guarantors

GOLD FIELDS LIMITED

By:	NICK HOLLAND

GFI MINING SOUTH AFRICA (PROPRIETARY) LIMITED

By:	NICK HOLLAND

GOLD FIELDS HOLDINGS COMPANY (BVI) LIMITED

By:	COLIN BIRD
Director

The Arrangers

BARCLAYS CAPITAL

By:	RICHARD SATCHWELL

Address:	5 The North Colonnade
Canary Wharf
London E14 4BB

Fax:

J.P. MORGAN PLC

By:	BERNARD MEW

Address:	125 London Wall
London EC2Y 5AJ

Fax:	020 7777 4613

The Agent

J.P. MORGAN EUROPE LIMITED

By:	BERNARD MEW

Address:	125 London Wall
London EC2Y 5AJ

Attention:	Ching Loh

The Original Lenders

BARCLAYS BANK PLC

By:	RICHARD SATCHWELL

JPMORGAN CHASE BANK, N.A.

By:	BERNARD MEW

ABN AMRO BANK N.V., JOHANNESBURG BRANCH

By:	MILCO JUAN HERTZ	JANNIE VAN DER WALT

CALYON

By:	MICHEL PONS

CITIBANK INTERNATIONAL PLC

By:	RUE DE BASTOS
Vice President

COMMERZBANK INTERNATIONAL S.A.

By:	ST. WURM	E. LINTNEV
	SVP	AVP

COMMONWEALTH BANK OF AUSTRALIA

By:	SCOTT SPEEDIE

FORTIS BANK S.A./N.V.

By:	GEOFF MURISON	MARTIN DORE

GOLDMAN SACHS CREDIT PARTNERS L.P.

By:	WILLIAM W. ARCHER
Managing Director

MIZUHO CORPORATE BANK, LTD

By:	CHRISTOPHER GRAY

STANDARD CHARTERED BANK

By:	PAUL BURKETT	CAROL WOOD

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

By:	KIYOSHI WAKI

THE ROYAL BANK OF SCOTLAND PLC

By:	DALE WILLIAMS